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G&K SERVICES, INC. 5995 Opus Parkway Minnetonka, Minnesota 55343 Notice of Annual Meeting of Shareholders, Thursday, November 4, 2010

To the Shareholders of G&K Services, Inc.:
The Annual Meeting of Shareholders of G&K Services, Inc. will be held, pursuant to due call by our Board of Directors, at our corporate headquarters, 5995 Opus Parkway, Minnetonka, Minnesota 55343, on Thursday, November 4, 2010 at 10:00 a.m. Central Daylight Time, or at any adjournment or postponement thereof, for the purpose of considering and taking appropriate action with respect to the following:

1.	to elect the three “Class III” directors named in the attached proxy statement to serve for terms of three years;

2.	to approve our Restated Equity Incentive Plan (2010);

3.	to ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for fiscal 2011; and

4.	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Pursuant to action of our Board of Directors, shareholders of record on September 7, 2010 will be entitled to vote at the meeting or any adjournment or postponement thereof.

A proxy for the meeting is enclosed. You are requested to complete and sign the proxy, which is solicited by our Board of Directors, and promptly return it in the enclosed envelope.

By Order of the Board of Directors
G&K Services, Inc.

Jeffrey L. Cotter
Vice President, General Counsel and Corporate Secretary

October 4, 2010

Proxy Statement of G&K Services, Inc.

Annual Meeting of Shareholders to be Held Thursday, November 4, 2010

Voting by Proxy and Revocation of Proxies

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of G&K Services, Inc. to be used at the annual meeting of our shareholders to be held on Thursday, November 4, 2010, at 10:00 a.m. Central Daylight Time, at our corporate headquarters, 5995 Opus Parkway, Minnetonka, Minnesota 55343, or at any adjournment or postponement thereof, for the purpose of considering and taking appropriate action with respect to the following:

1.	to elect the three “Class III” directors named in this proxy statement to serve for terms of three years;

2.	to approve our Restated Equity Incentive Plan (2010);

3.	to ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for fiscal 2011; and

4.	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

The approximate date on which this proxy statement and the accompanying proxy were first sent or given to shareholders was October 4, 2010.

Each shareholder who signs and returns a proxy in the form enclosed with this proxy statement may revoke the same at any time prior to its use and prior to the annual meeting by giving notice of such revocation to the company in writing, at the meeting or by executing and delivering a new proxy to our Corporate Secretary. Unless so revoked, the shares represented by each proxy will be voted at the annual meeting and at any adjournment or postponement thereof. Mere presence at the annual meeting by a shareholder who has signed a proxy does not, alone, revoke that proxy; revocation must be announced by the shareholder at the time of the meeting. All shares which are entitled to vote and are represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted at the annual meeting and any adjournment or postponement thereof.

Voting Procedures

The company has one class of voting securities outstanding: Class A Common Stock, $0.50 par value per share, of which 18,570,880 shares were outstanding as of the close of business on September 7, 2010, the record date for the annual meeting. Each share of Class A Common Stock is entitled to one vote on each matter put to a vote of shareholders. Our Class A Common Stock is referred to in this proxy statement as common stock. Only shareholders of record at the close of business on the record date for the annual meeting will be entitled to vote at the annual meeting or any adjournment or postponement thereof. A quorum, consisting of the holders of a majority of the stock issued and outstanding and entitled to vote at the annual meeting, is required for the transaction of business at the annual meeting. Such quorum must be present, either in person or represented by proxy, for the transaction of business at the annual meeting, except as otherwise required by law, our Amended and Restated Articles of Incorporation or our Amended and Restated Bylaws.

All shares entitled to vote and represented by properly executed proxies received prior to the annual meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by our Board of Directors. If any director nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for that director nominee may be voted for a substitute director nominee selected by our Board of Directors.

A plurality of votes cast is required for the election of each director in Proposal No. 1. Each other proposal requires the affirmative vote of the holders of the greater of (i) a majority of the voting power of shares present and entitled to vote on that item of business, or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting.

A shareholder who abstains with respect to any proposal is considered to be present and entitled to vote on that proposal, and is effectively casting a negative vote. A shareholder, including a broker, who does not give authority to a proxy to vote, or withholds authority to vote, on any proposal shall not be considered present and entitled to vote on that proposal.

The Board of Directors unanimously recommends that you vote “FOR” the election of each director nominee named in this proxy statement, “FOR” the approval of our Restated Equity Incentive Plan (2010) and “FOR” the ratification of Ernst & Young LLP’s appointment as our independent accountant for fiscal 2011.

PROPOSAL NUMBER 1:

Election of Class III Directors

Pursuant to our Amended and Restated Articles of Incorporation, our Board of Directors is comprised of not less than three and not more than 12 directors, and our Amended and Restated Bylaws state that the number of directors is established by resolution of our Board of Directors. Presently, our Board of Directors consists of nine directors. Pursuant to our Amended and Restated Articles of Incorporation, our directors are divided into three classes, designated as Class I, Class II and Class III, and are elected to serve for staggered three-year terms of office that expire in successive years. The current terms of office for the directors in Class I, Class II and Class III expire, respectively, at the 2011, 2012 and 2010 annual shareholders’ meetings.

Messrs. Bronson, Fortun and Mrozek, each of whom currently serves as a Class III director, have been nominated by our Board of Directors to serve as our Class III directors for a three-year term commencing immediately following the annual meeting and expiring at our 2013 annual shareholders’ meeting, or until his successor is elected and qualified. If elected, each nominee has consented to serve as a Class III director.

Set forth below is information regarding the three individuals nominated for election to our Board of Directors as Class III directors, which includes information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of the date of this proxy statement.

Name (and age) of	Principal Occupation, Past Five Years	Director
Director/Nominee	Business Experience and Directorships in Public Companies	Since
Class III Nominees:
John S. Bronson (62)	Mr. Bronson is a director of the company and serves as a member of the Compensation and Corporate Governance Committees of our Board of Directors. Mr. Bronson was Senior Vice President, Human Resources for Williams-Sonoma, Inc., a specialty retailer of home furnishings, from 1999 to 2003. Prior to his employment with Williams-Sonoma, Inc., Mr. Bronson held several senior human resource-related management positions with PEPSICO, from 1979 to 1999, most recently as its Executive Vice President, Human Resources Worldwide for Pepsi-Cola Worldwide.	2004

	Mr. Bronson’s 24 years in human resource-related positions with Williams Sonoma and PEPSICO and its related entities provides him with substantial experience and knowledge with respect to the many complex issues surrounding human resources, benefits and compensation. Mr. Bronson offers us a unique perspective on leadership development, employee relations and compensation issues. Mr. Bronson also has extensive international business experience, and he understands the complexities of managing a route distribution system. Mr. Bronson has a deep understanding of the diverse and complex issues that must be addressed by a large public company.

Wayne M. Fortun (61)	Mr. Fortun is a director and serves as Chair of the Compensation Committee of our Board of Directors. In 1983, Mr. Fortun was elected director, President and Chief Operating Officer of Hutchinson Technology, Inc. (NASDAQ: HTCH), a world leader in precision manufacturing of suspension assemblies for disk drives, and was appointed its Chief Executive Officer in May 1996, a position he continues to hold today. Mr. Fortun also serves as a director of C.H. Robinson Worldwide, Inc. (NASDAQ: CHRW), a global provider of multimodal transportation services and logistics solutions, where he serves as the chair of the Compensation Committee and serves on the Governance Committee.	1994

	As the longest-serving member of our board, Mr. Fortun has abundant knowledge of our company and its business. Mr. Fortun’s significant experience with Hutchinson Technology provides him with critical knowledge of the management, financial and operational requirements of a large company. Mr. Fortun also provides our board with insight into international business issues. In addition, as a result of his long tenure as a director of another large public company, Mr. Fortun is well possessed with a deep understanding of the roles and responsibilities of public company board members.

Ernest J. Mrozek (57)	Mr. Mrozek is a director and serves as a member of the Audit Committee of our Board of Directors. Mr. Mrozek is also one of our Audit Committee Financial Experts. Mr. Mrozek served as Vice Chairman and Chief Financial Officer of The ServiceMaster Company, a residential and commercial service company, from November 2006 until his retirement in March 2008. Mr. Mrozek also served as President and Chief Financial Officer of The ServiceMaster Company from January 2004 to November 2006 and as its President and Chief Operating Officer from 2002 to January 2004. He served as President and Chief Operating Officer of ServiceMaster Consumer Services, ServiceMaster’s largest segment, from January 1997 until 2002. Mr. Mrozek joined ServiceMaster in 1987 and has held various senior positions in general management, operations and finance, in addition to those specifically noted above. Prior to joining ServiceMaster, Mr. Mrozek spent 12 years with Arthur Andersen & Co. Mr. Mrozek previously served on the board of Chemed Corporation (NYSE: CHE) until May 2010 and currently serves on the board of IDEX Corporation (NYSE: IEX), where he is a member of the Audit Committee.	2005

	Mr. Mrozek’s executive positions with The ServiceMaster Company and his other board service provide him with a keen understanding of the management, financial and operational requirements of a large public company, as well as an understanding of the roles and responsibilities of board members of such companies. Additionally, Mr. Mrozek is able to draw upon his public accounting experience and financial oversight positions as he evaluates our financial results and our financial reporting process in general. Mr. Mrozek also assists our board in its understanding of risk management and internal control over financial reporting.

Directors and Executive Officers of the Company

Set forth below is information regarding our executive officers and our directors, which includes information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of the date of this proxy statement.

			Director
Name	Age	Title	Term Expires
Douglas A. Milroy	51	Chief Executive Officer and Director (Class II)	2012
Jeffrey L. Wright	48	Executive Vice President, Chief Financial Officer and Director (Class II)	2012
Robert G. Wood	62	President, G&K Services Canada Inc.	—
Jeffrey L. Cotter	43	Vice President, General Counsel and Corporate Secretary	—
Timothy N. Curran	49	Senior Vice President, U.S. Field	—
John S. Bronson	62	Director (Class III)	2010
Lynn Crump-Caine	54	Director (Class I)	2011
J. Patrick Doyle	47	Director (Class I)	2011
Wayne M. Fortun	61	Director (Class III)	2010
Ernest J. Mrozek	57	Director (Class III)	2010
M. Lenny Pippin	63	Director, Chairman of the Board and Presiding Director (Class I)	2011
Alice M. Richter	57	Director (Class II)	2012

Douglas A. Milroy – Mr. Milroy has served as our Chief Executive Officer and a director since May 2009. Mr. Milroy served as our President, Direct Purchase and Business Development from November 2006 to May 2009. Mr. Milroy joined us with more than 20 years of global leadership experience in business-to-business organizations. Most recently, since 2004, Mr. Milroy was managing director of The Milroy Group LLC, a firm focused on the acquisition and management of industrial companies in partnership with other investors. Prior to that, between 2000 and 2004, Mr. Milroy was the Vice President and General Manager – Food and Beverage North America and Water Care for Ecolab, Inc. Mr. Milroy has also held senior positions with FMC Corporation and McKinsey & Company. Mr. Milroy serves on the board of JSJ Corporation, where he chairs the Compensation Committee and serves on the Audit Committee.

Mr. Milroy brings to our board his broad strategic vision for our company, and he is a trusted advisor. Mr. Milroy has in-depth knowledge of all aspects of our company and its business, together with a deep understanding and appreciation of our customers and their business operations. Mr. Milroy creates a critical link between management and the board, enabling the board to perform its oversight function with the benefit of management’s perspective on the business. As Chief Executive Officer, Mr. Milroy is responsible for determining the company’s strategy and for communicating that strategy throughout the organization. Mr. Milroy’s prior business experience, including his international business experience, provides him with a valuable perspective on operational, strategic and management matters facing large companies and an intimate understanding of motivating employees to ensure effective execution of initiatives. Mr. Milroy also has extensive experience with merger and acquisition transactions, including integrating companies to realize synergies and create efficiencies.

Jeffrey L. Wright – Mr. Wright has served as our Executive Vice President and a director since May 2009 and as our Chief Financial Officer since 1999. Previously, Mr. Wright served as our Senior Vice President from January 2004 until May 2009, our Secretary from February 1999 until May 2004, and our Treasurer from February 1999 until November 2001. Mr. Wright was employed with BMC Industries, Inc. from 1996 until the time he joined the company, serving as its Controller from 1996 to 1998 and its Treasurer from 1998 to 1999. From 1993 to 1996, Mr. Wright was Treasurer for Employee Benefit Plans, Inc. From 1984 to 1993, Mr. Wright was employed with Arthur Andersen & Co. Mr. Wright serves as Chairman of the Textile Rental Services Association and is a director of Hawkins, Inc. (NASDAQ: HWKN), where he serves on the Compensation and Governance and Nominating Committees and chairs the Audit Committee.

Mr. Wright’s experience provides him with deep institutional knowledge. Mr. Wright also has a comprehensive knowledge of the industrial laundry business, including as a result of his service as Chairman of our industry trade association. Mr. Wright is also able to provide our board with valuable insight with respect to the negotiation and implementation of mergers and acquisitions. Mr. Wright’s financial and public accounting experience provide him with a breadth of knowledge related to financial oversight, internal control over financial reporting and the alignment of financial and strategic initiatives.

Robert G. Wood – Mr. Wood has served as President of G&K Services Canada Inc. and affiliated entities since 1998, and as one of our Regional Vice Presidents between 1997 and 1998. Mr. Wood joined the company in 1995 as a General Manager and served as an Executive Vice President of the company from May 2000 until July 2002. Prior to joining the company, Mr. Wood was Vice President of Marketing and Director of Sales with Livingston International, Inc., where he spent 23 years in a variety of operating, sales, service and marketing positions.

Jeffrey L. Cotter – Mr. Cotter has served as our Vice President and General Counsel since June 2008. Mr. Cotter joined the company as Senior Corporate Counsel in January 2006, and was named Director of Legal Services and Corporate Secretary in September 2007. Prior to joining the company, since 2003, Mr. Cotter was a shareholder in the law firm of Leonard, Street and Deinard Professional Association, where he specialized in securities law, as well as in mergers, acquisitions and related transactions. Prior to being a shareholder in Leonard, Street and Deinard,

Mr. Cotter was an associate at the firm (1997-1999; 2001-2003), as well as Assistant General Counsel of Stockwalk.com, Inc. (1999-2001) and an associate in the law firm of Briggs & Morgan, P.A. Mr. Cotter also serves on the Textile Rental Services Association’s Government Affairs Committee.

Timothy N. Curran. Mr. Curran has served as our Senior Vice President, U.S. Field since October 2008. Mr. Curran joined the company as Regional Vice President of the Southeast Region in 2004. Prior to joining the company, Mr. Curran served as Vice President, Operations for a distribution division of WebMD from 2002 to 2004, and served as Division General Manager and Director of Business Development for OMNOVA Solutions, a performance chemical and decorative products company, from 2000 to 2002. Mr. Curran also held various operating and leadership positions with Honeywell International Inc. from 1993 to 2000.

John S. Bronson – see information under “Election of Class III Directors” above.

Lynn Crump-Caine – Ms. Crump-Caine is a director of the company and serves as a member of the Audit Committee of our Board of Directors. Ms. Crump-Caine founded Outsidein Consulting and she currently serves as its Chief Executive Officer. Between 1974 and her retirement in 2004, Ms. Crump-Caine served in various senior capacities with McDonald’s Corporation, including as its Executive Vice President, Worldwide Operations and Restaurant Systems, from 2002 to 2004, its Executive Vice President, U.S. Restaurant Systems, from 2000 to 2002, and its Senior Vice President, U.S. Operations, from 1998 to 2000. Ms. Crump-Caine serves on the board of Krispy Kreme Doughnuts, Inc. (NYSE: KKD), where she chairs the Compensation Committee and serves on the Nominating and Corporate Governance Committees. She also chairs the board of Advocate Health Care and is a member of that board’s Executive, Audit and Compensation Committees.

Ms. Crump-Caine’s far-reaching operational experience, including in various senior positions with McDonald’s Corporation, gives her a unique understanding of complex operating systems. Ms. Crump-Caine provides a valuable perspective to our board in a multitude of areas, including training, brand development and operations. Ms. Crump-Caine is likewise well positioned to understand the multifaceted governance matters facing large public companies today.

J. Patrick Doyle – Mr. Doyle is a director and serves as a member of the Compensation Committee of our Board of Directors. Mr. Doyle currently serves as a director and as President and Chief Executive Officer of Domino’s Pizza, Inc. (NYSE: DPZ), a position he has held since March 2010. Prior to being named Domino’s President and Chief Executive Officer, Mr. Doyle served as President of Domino’s U.S.A. from September 2007 to March 2010, as Domino’s Executive Vice President of U.S. Corporate Stores from October 2004 to September 2007, as Domino’s Executive Vice President of International from May 1999 to October 2004, as Domino’s interim Executive Vice President, Build the Brand, from December 2000 to July 2001 and as Domino’s Senior Vice President of Marketing from the time he joined Domino’s in 1997 until May 1999. Prior to joining Domino’s, Mr. Doyle served as Vice President and General Manager for the U.S. baby food business of Gerber Products Company.

Mr. Doyle’s experience with Domino’s Pizza, including, most recently, as its President and Chief Executive Officer and a director, enable him to understand the importance of achieving sales growth, building shareholder value and cultivating a business environment committed to quality, productivity and continuous improvement. Mr. Doyle also has experience managing complex route delivery systems. Our board has benefited from Mr. Doyle’s extensive merger and acquisition experience, as well as his familiarity with international business issues. Finally, Mr. Doyle’s wide-ranging experience in the food service industry provides our board with valuable insight into creating relevant marketing and growth strategies and building brand awareness.

Wayne M. Fortun – see information under “Election of Class III Directors” above.

Ernest J. Mrozek – see information under “Election of Class III Directors” above.

M. Lenny Pippin – Mr. Pippin is a director, serves as the Chairman and Presiding Director of our Board of Directors and serves as Chair of the Corporate Governance Committee. Mr. Pippin served as Vice Chairman, President and Chief Executive Officer of The Schwan Food Company, a branded frozen-food company, from November 1999 until February 2008. Mr. Pippin is currently a business consultant. Prior to joining Schwan’s, Mr. Pippin served as President and Chief Executive Officer of Lykes Brothers, Inc., a privately held corporation with operating divisions in the food, agriculture, transportation, energy and insurance industries.

Mr. Pippin’s prior business experience with the The Schwan Food Company and Lykes Brothers provides him with a keen understanding of the many strategic and operational challenges facing companies such as ours, including the importance of managing a complex route delivery system. Mr. Pippin also has experience with building sales, improving brand awareness, ensuring leadership development and understanding issues facing international businesses. As Chairman of our board, Mr. Pippin possesses valuable leadership, analytical, strategic and risk assessment skills. Mr. Pippin is also well versed with corporate governance requirements facing boards of large public companies.

Alice M. Richter – Ms. Richter is a director and serves as Chair of the Audit Committee of our Board of Directors. Ms. Richter is also one of our Audit Committee Financial Experts. Ms Richter has been retired since June 2001. Prior to her retirement, Ms. Richter was a certified public accountant with KPMG LLP for 26 years. Ms. Richter joined KPMG’s Minneapolis office in 1975 and was admitted to the KPMG partnership in 1987. During her tenure at KPMG, Ms. Richter served as the National Industry Director of KPMG’s U.S. Food and Beverage practice and also served as a member of the Board of Trustees of the KPMG Foundation from 1991 to 2001. Ms. Richter is a member of the Boards of Directors of West Marine, Inc. (NASDAQ: WMAR), where she serves as Chair of the Audit Committee, Bluestem Brands, Inc., where she serves as the Chair of the Audit Committee, and Thrivent Financial for Lutherans, where she serves on the Human Resources and Executive Compensation Committee and is Chair of the Technology Committee.

With more than 25 years of experience with an international “Big 4” public accounting firm, Ms. Richter possesses vast understanding of accounting principles and financial reporting, evaluating financial results and the processes of financial reporting, risk management and internal control over financial reporting of both publicly and privately held companies. Ms. Richter also brings useful corporate governance and compliance insights from, among other things, her service on boards and other audit committees and her commitment to continuing education as it pertains to board service and Sarbanes-Oxley compliance issues.

Executive Compensation

Compensation Discussion and Analysis
The following Compensation Discussion and Analysis describes the material elements of our total compensation program for our Named Executive Officers (NEOs). Our NEOs include our Chief Executive Officer, our Executive Vice President and Chief Financial Officer, and the three most highly compensated executive officers, other than our Chief Executive Officer and our Executive Vice President and Chief Financial Officer, who were serving as our executive officers at the end of fiscal 2010. The discussion focuses on our compensation program and decisions, each as they relate to these individuals, for fiscal 2010. We address why we believe the program is right for our company and our shareholders, and we explain how compensation is determined.

Overview
What person or group is responsible for determining the compensation levels of executive officers?
The Compensation Committee of our Board of Directors, which consists entirely of independent directors and whose membership is determined by our board, is responsible for:

•	approving the design and implementation of our executive compensation program;

•	regularly reporting on committee actions and recommendations at board meetings;

•	working with the Audit and Corporate Governance Committees of our Board of Directors, as appropriate; and

•	reviewing NEO compensation and making recommendations to our board, which is responsible for approving all NEO compensation.

Hay Group serves as an independent compensation consultant to our Compensation Committee. The Compensation Committee also works with our human resources and compensation and benefits professionals on the design and implementation of executive compensation programs and certain retirement plans that are of material significance.

The Compensation Committee annually reviews NEO compensation. The Compensation Committee considers information provided by its internal compensation team and independent compensation consultant, and reviews and recommends compensation actions for NEOs for approval by our board.

Role of Compensation Consultant
Hay Group provides independent compensation consultation and advice to the Compensation Committee to help ensure that executive compensation decisions are aligned with the long-term interests of shareholders and with corporate goals and strategies. Although Hay Group primarily supports the Compensation Committee, on occasion, Hay Group provides market data and general compensation consultation to management. As requested by the Compensation Committee, Hay Group provides guidance as it relates to the following committee responsibilities:

•	reviews Compensation Committee agendas and supporting materials in advance of each meeting;

•	as requested, attends Compensation Committee meetings;

•	makes recommendations on companies to include in our peer group, analyzes the selected peer group information and reviews other survey data for competitive comparisons;

•	reviews our executive compensation programs and competitive positioning for reasonableness and appropriateness;

•	reviews our total executive compensation program and advises the Compensation Committee of plans or practices that might be changed to improve effectiveness;

•	oversees survey data on executive pay practices and amounts that come before the Compensation Committee;

•	provides market data and recommendations on Chief Executive Officer compensation without prior review by management, except for necessary fact checking;

•	provides market data and recommendations on director compensation;

•	reviews any significant executive employment or change-in-control provisions in advance of being presented to the Compensation Committee and/or the board for approval;

•	periodically reviews the Compensation Committee’s charter and recommends changes;

•	advises the Compensation Committee on best-practice ideas for board governance as it pertains to executive compensation as well as areas of risk in our compensation program;

•	as requested, advises the Compensation Committee on management proposals; and

•	undertakes other projects at the request of the Compensation Committee.

In fiscal 2010, as part of its ongoing services to the Compensation Committee as described above, a Hay Group representative attended all regularly scheduled meetings of the Compensation Committee (either in person or telephonically) and worked on the following projects:

•	reviewed our peer group and made recommendations on changes thereto;

•	participated in review and design of our long-term incentive and equity programs;

•	reviewed Board of Director compensation (in fiscal 2010, no changes were made to our board’s compensation package); and

•	conducted market analysis of Chief Executive Officer compensation and made recommendations on changes to Mr. Milroy’s total compensation package.

Certain of our senior officers also have roles in the compensation process, as follows:

•	Mr. Milroy recommends compensation actions with respect to our NEOs, other than for himself, and submits those recommendations to the Compensation Committee for review;

•	Mr. Milroy provides his perspective on recommendations provided by the compensation consultant regarding compensation program design issues;

•	our Senior Vice President, Human Resources plays an active role by providing input on plan design, structure and cost, and assessing the implications of all recommendations on recruitment, retention and motivation of company employees, as well as company financial results; and

•	when requested by the Compensation Committee, other executive officers, such as the Executive Vice President and Chief Financial Officer, Vice President and Controller, and our Vice President, General Counsel and Corporate Secretary, may also review recommendations on plan design, structure and cost, and provide a perspective to the Compensation Committee on how these recommendations may affect recruitment, retention and motivation of our employees, as well as our financial results.

Discussion and Analysis
The following discussion and analysis is limited to our NEO compensation program, focuses on the program and decisions for fiscal 2010 and specifically answers the following questions:

1.	What are the objectives of our compensation program?

2.	What is our compensation program designed to reward?

3.	What is each element of compensation?

4.	Why do we choose to pay each element?

5.	How do we determine the amount/formula for each element?

6.	How does each element and our decision regarding that element fit into our overall compensation objectives and affect decisions regarding other elements?

What are the objectives of our compensation program?
Our compensation program’s objectives are to provide compensation and benefits plans that enable us to attract, motivate and retain highly qualified, experienced executives and reward them for performance that creates long-term shareholder value. We seek to increase shareholder value by rewarding performance with cost-effective compensation that ensures appropriate linkage between pay, company performance and results for our shareholders. We strive to reward employees fairly and competitively through a mix of base salary, short- and long-term incentives, benefits, career growth and development opportunities. We believe the mix of base pay, short-term incentives, long-term incentives and other benefits drives performance.

What is our compensation program designed to reward?
Our compensation program strives to effectively utilize elements of compensation under a total reward philosophy that combines annual and multi-year reward opportunities, which are designed to:

•	provide competitive levels of compensation that link compensation to the achievement of our annual objectives and long-term goals;

•	reward the achievement of company performance objectives; and

•	recognize and reward strong individual initiative and team performance.

Shareholder value and corporate performance are realized through our ongoing business strategy to:

•	achieve year-over-year growth in revenue and earnings;

•	drive strong cash flow;

•	maintain financial strength and flexibility; and

•	reward strong individual performance that is aligned with company goals and objectives.

What is each element of compensation?
There are five components of our executive compensation program:

•	base salary;

•	annual management incentive compensation (referred to as our MIP);

•	long-term equity-based compensation;

•	benefits and perquisites; and

•	severance and change-in-control benefits.

Base Salary
Base salary is fixed compensation designed to compensate NEOs for their level of experience and continued performance excellence in their individual roles. Providing executives with competitive base salaries allows us to attract high-caliber talent and retain executives’ on-going services by providing them with a level of financial certainty. Base salary is set in relation to the competitive market for the position and individual performance. We review executive base salary on an annual basis (generally comparing to the median of the competitive market for each position), and any increases are based on individual performance and prevailing market conditions.

For fiscal 2011, at Mr. Milroy’s request, our Compensation Committee did not increase his base salary. In his request, Mr. Milroy noted continued sluggish economic conditions, and he highlighted that although most of our management employees did not receive a base salary increase following fiscal 2009, he did receive a salary adjustment by virtue of his promotion to Chief Executive Officer. Our board is pleased with Mr. Milroy’s performance and is confident that his strategic vision with respect to both short- and long-term goals will benefit the company as a whole. That being said, the Compensation Committee honored Mr. Milroy’s request; thus, on an annualized basis, Mr. Milroy’s base salary reported for our next fiscal year will be identical to his base salary reported in this proxy statement for fiscal 2010.

For NEOs (excluding Mr. Milroy), individual performance is assessed against business performance objectives and individual performance at mid-year and at fiscal year-end. Each NEO provides a self-evaluation during his performance review with Mr. Milroy. Twice annually, Mr. Milroy provides a performance review of the NEOs assessing each NEO’s performance, strengths and accomplishments, along with challenges and areas for improvement. Mr. Milroy makes compensation recommendations (base, assessment of individual performance on the MIP calculation and equity grant), which are reviewed by the Compensation Committee and then submitted to our board for final review and approval.

Mr. Milroy must also conduct a self-assessment of his performance during the fiscal year, which he reviews with the Chairs of the Compensation and Corporate Governance Committees. Each of our directors and the members of our executive management team also complete separate evaluations of Mr. Milroy’s performance. The Chairs of the Compensation and Corporate Governance Committee review the assessments with the Corporate Governance Committee. Hay Group then works with the Chair of the Compensation Committee to make compensation recommendations for review by the Compensation Committee and final review and approval by the board. In fiscal 2010, no merit increases were granted for the NEOs, consistent with other company-wide actions, provided that Mr. Milroy received a salary adjustment when he was elevated to Chief Executive Officer in May 2009, and our board also approved a base adjustment in fiscal 2010 for the Vice President, General Counsel and Corporate Secretary based on market data.

Annual Management Incentive Plan
Our MIP is a variable pay program tied to achievement of annual business and individual performance goals. The MIP is designed to compensate NEOs for meeting specific company financial goals and for individual performance. MIP target incentive levels are based on competitive market data, job content and responsibilities, and internal equity. Cash incentive awards to our Chief Executive Officer that are based on quantitative measures are settled in cash as performance awards pursuant to our 2006 Equity Incentive Plan, under terms similar to our MIP awards, so that the payments will be deductible pursuant to Section 162(m) of the Internal Revenue Code. Target incentive levels are expressed as a percentage of base salary, as follows:

Target Incentive
Position	(as a % of Base Salary)
Chief Executive Officer	75%
Executive Vice President and Chief Financial Officer	60%
President, G&K Services Canada	50%
Senior Vice President, US Rental Operations	50%
Vice President, General Counsel and Corporate Secretary	40%

Management Incentive Plan Payouts
In fiscal 2010, our MIP design was divided into two measurement periods for financial goals. The first period was comprised of the first two fiscal quarters of the year, and the second period was comprised of the last two quarters of the fiscal year. MIP payouts were calculated based on actual performance against measures set at the beginning of each period. These measures were reviewed and approved by the Compensation Committee. The measures aligned NEOs with clear line-of-sight responsibility to:

•	Quantitative Financial Measures: revenue and earnings benchmarks were chosen as the key financial measures for the MIP because they best represent our primary short-term growth goals and align with and support the attainment of our long-term strategy.

•	Individual Discretionary: discretionary assessment of performance, which considers all dimensions of performance over the year, including individual performance, functional leadership, teamwork and collaboration and results achieved on assigned tasks or projects.

Plan Measures and Weights and Performance Targets
The plan measures and weights, as well as the performance targets and results, are as follows:

				Performance Targets
	Weights			for Financial Measures			Results(5)
		EVP, President
		G&K Canada,						Payout
Plan Measures	CEO	SVP and VP		Threshold-	Target-	Maximum-	Achievement	Factor
Company Financial Measures:			(4)	30% Payout	100% Payout	200% Payout

Revenue Achievement(1)	32%	28%	Period 1	400.7	417.4	434.1	98.65%	76.44%
			Period 2	405.6	422.5	439.4	97.33%	53.28%

EPS Achievement(2)	48%	42%	Period 1	0.34	0.41	0.55	114.63%	142.86%
			Period 2	0.71	0.82	1.04	91.46%	55.45%

Individual Discretionary	20%	30%		0% Payout	100% Payout	200% Payout

					(3)		(3)

Total	100%	100%

(1)	In order to earn a payout for the company revenue growth objective, performance must be achieved at or above the threshold level.

(2)	In order to earn a payout for the company earnings per share growth objective, performance must be achieved at or above the threshold level.

(3)	The actual payouts for the discretionary component of the MIP achieved for each NEO for fiscal 2010, expressed as a percentage of the applicable target incentive referenced in the preceding table, were as follows: Mr. Milroy – 25%, Mr. Wright – 30%, Mr. Curran – 36%, Mr. Wood – 33% and Mr. Cotter – 33%.

(4)	Due to the dynamic nature of the fiscal year 2010 economic environment, our MIP design was divided into two measurement periods for financial goals. Achievement was calculated at the end of both periods and combined to determine overall performance.

(5)	Certain adjustments, including gains on asset sales and divestitures and income from the accounting change were excluded for purposes of calculating incentive compensation.

Plan measures and weights were carefully reviewed by the Compensation Committee and approved by our board. Performance targets are recommended prior to each fiscal year based on business unit plans, expected progress toward long-term goals, and anticipated market conditions. The annual performance targets for company revenue growth and earnings per share are then presented to and approved by the Compensation Committee. MIP payouts for company financial measures are based on actual business results compared to the performance targets, which were approved at the beginning of the fiscal year.

At the end of the fiscal year, a rating of the results is recommended by Mr. Milroy for his direct reports, and presented to the Compensation Committee for review and to the board for final review and approval. Mr. Milroy’s results are evaluated by the Compensation and Corporate Governance Committees, with their recommended rating on individual performance submitted to the board for final review and approval.

MIP Calculation
The payout for each quantitative measure of an NEO’s MIP calculation is determined by multiplying the following factors: the NEO’s base salary, his target incentive, the applicable measure weight and the payout factor. The total payout is equal to the sum of the payouts for each measure. Our Compensation Committee determines incentive compensation plan design for financial measures based generally on achievement of certain targets against an internal business plan approved annually by our board. Over the past three years, the payout percentage has ranged from 0% to 146% of each executive participant’s target award opportunity for these measures, with an average payout percentage equal to approximately 77% of the target award opportunity. MIP payouts are currently capped at 200% of target.

Our Compensation Committee determines the discretionary portion of each NEO’s MIP award following recommendations from Mr. Milroy, other than with respect to himself. With respect to all NEOs, including Mr. Milroy, the Compensation Committee recommends the discretionary bonus amounts to our board based on performance, company results, market data provided by the compensation consultant and previous awards. Our board approves the discretionary recommendation for all NEOs.

In making specific grants relative to the discretionary component of each NEO’s award, our board, the Compensation Committee and Mr. Milroy, other than with respect to himself, considered the following individual accomplishments:

Douglas A. Milroy	• leadership of development and implementation of our new strategic game plan;
• fostering the development of organizational skills and capabilities;
• responsibility for ongoing day-to-day execution of key business initiatives; and
• effective management of our leadership transition.

Jeffrey L. Wright	• active role in development and implementation of our new strategic game plan;
• active responsibility for all financial, accounting and financial reporting obligations;
• management of the company’s overall corporate finance and capital structure needs;
• careful cost management; and
• in-depth financial analysis of our business.

Robert G. Wood	• active role in development and implementation of our new strategic game plan;
• leadership and strategic direction of our Canadian corporate and field operations;
• leadership of process improvement initiatives throughout our Canadian field operations; and
• careful cost management and significant improvements in underperforming locations.

Timothy N. Curran	• active role in development and implementation of our new strategic game plan;
• leadership and strategic direction of our U.S. field operations;
• leadership of process improvement initiatives throughout our U.S. field operations; and
• careful cost management and significant improvements in underperforming locations.

Jeffrey L. Cotter	• active role in development and implementation of our new strategic game plan;
• effective legal support for company-wide business initiatives;
• leadership of our enterprise risk management process; and
• attendance to our ongoing legal and compliance needs.

Long-Term Equity Compensation
Long-term equity compensation supports strong organization performance over a period of time (typically at least three years). Long-term equity compensation aligns NEOs’ compensation with shareholders’ interests, rewards NEOs for increasing long-term shareholder value, and promotes executive retention. Long-term equity award targets for each position are established each year based on competitive market data, also taking into account the rate at which equity grants deplete the number of shares available for grant (run rate) and shareholder dilution. Individual equity awards are based on individual performance.

In fiscal 2010, we granted two types of equity awards:

•	Non-Qualified Stock Options – each stock option represents the right to purchase a specified number of shares of our common stock at a price equal to the fair market value of the common stock on the date of grant. Options vest and become exercisable in equal installments over three years and have a term of ten years.

•	Restricted Stock – restricted stock represents the right to own common stock after the time restrictions lapse. Restrictions on restricted stock generally lapse in equal installments over five years

Vesting schedules and term lengths
Vesting schedules and term lengths for new grants are periodically reviewed by the Compensation Committee. The Compensation Committee has determined that the existing vesting schedule and term lengths provide the appropriate balance between employee retention and reward for performance.

Grant Targets and Mix
Our equity grant practice is to use a combination of stock options (to reward growth) and restricted stock (to support retention). Each year, we establish target grant values taking into consideration market median grant levels while still managing annual run rate and shareholder dilution within appropriate levels. We then evaluate the mix with the objective of delivering as much of the equity grant in stock options as possible to drive growth. For fiscal 2010, for each of our NEOs with respect to the target expected value of equity compensation grants, the Compensation Committee approved an allocation of 25% stock options and 75% restricted stock. After establishing the mix, the target grant levels are converted into shares using the following formulas:

•	Stock Options: (percentage allocated to stock options x target grant level)/Black Scholes value

•	Restricted Stock: (percentage allocated to restricted stock x target grant level)/per share value of our common stock as of the date of the calculation.

Grant Practice
We make our equity grants effective as of the date of the August Board of Directors’ meeting, which occurs after the year-end earnings announcement. On occasion, the Compensation Committee may grant stock options or restricted stock to NEOs at times other than the annual grant date, e.g., upon hire or promotion, with the grant price set equal to the closing market price on the day of grant.

Equity Holding Guidelines
We believe that requiring executive officers to hold significant amounts of our common stock strengthens the alignment of the executive officers’ interests with those of our shareholders and promotes achievement of long-term business objectives. Currently, our equity holding guidelines require NEOs to hold one-half of all shares granted for three years, net of the number of shares required to cover estimated taxes and exercise costs. The holding requirements apply to restricted stock at the time of vesting and stock options at the time of exercise. Our NEOs are allowed five years to achieve ownership targets, which are five times base salary for Mr. Milroy and three times base salary for the remaining NEOs. The Compensation Committee annually reviews the progress against the ownership guidelines.

Benefits
Benefits include health and welfare, retirement, and perquisite programs that are intended to provide financial protection and security to NEOs and their families and to reward their dedication and long-term commitment to the company. Our sponsorship (coupled with competitive employee cost-sharing arrangements) of these plans is critical to our ability to attract and retain the talent we need to support our overall business objectives. NEOs have the opportunity to participate in the same retirement, health and welfare plans as our other salaried employees, as well as the following supplemental benefits:

•	Supplemental Executive Retirement Plan (SERP) (this plan was frozen as of January 1, 2007; therefore Messrs. Milroy and Cotter do not participate, nor does Mr. Wood, as he is not covered by the plan)

•	Executive Deferred Compensation Plan (DEFCO)

•	Executive long-term disability insurance

•	Financial planning services

■	Chief Executive Officer — $7,500 each year

■	All other NEOs — $5,000 each year

•	Executive physical

•	Leased automobiles for certain NEOs, which are in the process of being phased out and replaced with a weekly taxable car allowance. During fiscal 2010, the company provided Mr. Milroy with a leased vehicle through December 2009. No other NEO had a leased vehicle. Additionally, Mr. Cotter does not receive a car allowance. The following NEOs currently receive the following weekly car allowance: Mr. Milroy – $375, Mr. Wood – $413 CAD, Mr. Wright – $375 and Mr. Curran – $231.

Severance and Change-in-Control Benefits: Employment Agreements
Severance and change-in-control benefits include salary and certain benefits that are paid in the event of termination of employment under certain circumstances, including following a change in control. Severance and change-in-control benefits help attract executive talent and create an environment that provides for adequate business transition and knowledge transfer during times of change. The level of this severance protection is established to be competitive with market best practices. We utilize employment agreements for the following levels in our organization: Chief Executive Officer, Executive Vice President and Chief Financial Officer, President and Senior Vice President. Specifically, we have entered into employment agreements with Messrs. Milroy, Wright, Wood and Curran that provide benefits to the executive if the individual is terminated after a change in control of the company. Specifically, benefits are provided if the executive is terminated within one year following a change in control if the termination is by the employer without cause, or by the executive for good reason. The various key terms are defined specifically in each agreement. Severance benefits are also payable in such circumstances. In the event of a change in control, and regardless of whether the executive is terminated, unvested equity awards will vest immediately upon the change in control, consistent with the provisions of our equity compensation plan. We also have in place an Executive Severance and Change in Control policy under which Mr. Cotter is entitled to certain benefits following certain termination and change in control events. Finally, our employment agreements with Messrs. Milroy and Wright contain additional provisions requiring each of them to resign from all positions held with us in the event their employment with us is terminated, including any of our company boards on which they serve as a director.

These agreements were put in place and the related triggers were selected to assure that we will have the continued dedication, undivided loyalty and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control of the company. We also believe that these agreements are beneficial to us because, in consideration for these severance arrangements, the executives agree to noncompetition and non-solicitation covenants for a period of time following termination of employment.

Why do we choose to pay each element?
We strive to effectively utilize elements of compensation under a total reward philosophy that combines annual and multi-year reward opportunities. Our intent is to develop a compensation program that rewards the annual accomplishment of the company’s goals and objectives while supporting our long-term business strategy. We want to encourage our executives to increase shareholder value.

How do we determine the amount/formula for each element?
Executive compensation is reviewed annually, as follows:

Compensation
Committee
Meeting
Held In:	Agenda
February	Review and approve the peer group composition
May	Review market data, establish equity guidelines, review MIP design and establish preliminary company financial performance targets for the upcoming fiscal year
June	Approve MIP design and company financial performance targets for the upcoming fiscal year
August	Review performance for prior year and approve merit increases, MIP payouts and equity grants, provided our board approves all compensation actions for NEOs
November	Review executive equity holdings and review director compensation

Executive compensation is set at levels that the Compensation Committee believes to be competitive with those offered by selected employers of comparable size, growth and profitability, both in and outside our industry. Annually, the Compensation Committee reviews all elements of executive compensation, individually and in the aggregate, against market data for companies with which we compete for executive talent. Hay Group works with our internal human resources and compensation and benefits professionals in conducting research and formulating recommendations for the Compensation Committee’s consideration to determine the levels and components of compensation to be provided for the fiscal year. Hay Group also provides background material for consideration by the Compensation Committee with respect to compensation for Mr. Milroy. The Compensation Committee evaluates our executive compensation based on competitive market information obtained from:

•	proxy data from a “peer group” of publicly-traded companies with similar industry sector (business services), similar size (revenue, capitalization, number of employees) and geographic proximity to our company; and

•	general survey data based on similar sized companies.

Peer Group Data
The various elements of our executive compensation program for fiscal 2010 were benchmarked relative to the compensation provided to executives of the following peer group:

•	ADC Telecommunications, Inc.

•	Apogee Enterprises, Inc.

•	Casella Waste Systems, Inc.

•	Cintas Corporation

•	Clean Harbors, Inc.

•	Deluxe Corporation

•	Donaldson Company, Inc.

•	H.B. Fuller Company

•	Graco, Inc.

•	Rollins, Inc.

•	Stericycle, Inc.

•	Tennant Company

•	The Toro Company

•	TrueBlue Inc.

•	UniFirst Corporation

We annually review the peer group to ensure an appropriate mix of companies that are representative of the companies with which we compete for talent. During fiscal 2010, we realigned our peer group to ensure that it includes appropriate service industry comparisons, other companies with headquarters located near our corporate headquarters and companies that more closely match our size. To that end, the following companies were added to our peer group in fiscal 2010: ADC Telecommunications, Inc., Casella Waste Systems, Inc., H.B. Fuller Company, Graco, Inc., Stericycle, Inc. and Tennant Company. In fiscal 2010, the following companies were removed from our peer group: Bowne & Company, Comfort Systems USA, Inc., Crawford & Company, Exterran Holdings, Inc., Invacare Corporation, Kinetic Concepts, Inc., Mine Safety Appliances Company, Paychex, Inc., Pentair, Inc., Polaris Industries Inc. and Varian Medical Systems, Inc.

General Survey Data
We benchmark NEO compensation to survey data based on job responsibility, generally using market median data from companies with comparable revenue. We also benchmark plan design, plan features, and participant eligibility as part of the overall analysis process.

Market data is only one reference point in making compensation decisions. We also consider the following key variables:

•	size and scope of the position and level of responsibility;

•	experience and capabilities of the NEO;

•	the NEO’s performance and potential;

•	internal equity (pay of other NEOs);

•	unique market premiums for key positions;

•	the NEO’s compensation history; and

•	business complexity.

Disparity among NEOs
There are no policy differences with respect to the compensation of individual NEOs. The compensation disparity between our highest paid

NEOs and other NEOs is due to the difference in nature among the positions and market factors.

How does each element and our decision regarding that element fit into our overall compensation objectives and affect decisions regarding other elements?
In general, each NEO’s compensation at target is weighted more heavily on variable performance-based compensation than on fixed base compensation. This pay mix supports the role of the NEOs in enhancing value to shareholders over the long-term. The variable pay components at target (annual and long-term incentives) represented more than one-half of the total pay opportunity for all NEOs, all of which is at risk. Through this mix of pay, performance has a significant effect on the amount of compensation realized by NEOs. In making actual individual pay decisions, the Compensation Committee considers company performance and individual NEO performance.

Tax Considerations
Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to our NEOs, unless the compensation constitutes “qualified performance-based compensation,” as defined in this code section. While the Compensation Committee considers the deductibility of compensation arrangements as an important factor in compensation decisions for executives, deductibility is not the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation. We believe that to remain competitive, we must maintain a compensation program that will continue to attract, retain, and reward the executive talent necessary to maximize shareholder return.

How do our compensation policies relate to our risk management practices and/or risk-taking incentives?

We design our compensation programs to ensure they do not encourage excessive risk-taking and are compatible with effective internal controls and risk management practices of the company. We believe the balance between short- and long-term incentives supports our shareholders’ desire that we deliver results while ensuring financial soundness of our company through various market cycles. Together with the compensation consultant engaged by the Compensation Committee, in fiscal 2010 we again evaluated the current risk profile of our executive and broad-based compensation programs. In doing so, we considered those of our policies and practices that serve to effectively manage or mitigate risk, including provisions of both our annual and long-term incentive plans. Specifically, we continued to rely on our multiple performance measures, discretion in payment of individual awards and in granting stock awards, use of stock ownership guidelines and the ability of our Compensation Committee to incorporate claw back features in stock awards. We also noted our process of internal control over financial reporting that ensures our performance-based awards are based on accurate data, robust analysis of historical and anticipated payouts and our strengthening of an enterprise risk management function to assist with managing risk of all kinds. Based on this analysis, we concluded that the architecture of our compensation programs, both executive and broad-based, provide multiple effective safeguards to protect against unnecessary risk-taking, effectively balancing risk and reward in the best interest of our shareholders.

Compensation Committee Report
The Compensation Committee of our Board of Directors has furnished the following report:

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the company’s management. Based on that review and discussion, the Compensation Committee has recommended to the company’s Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement for the 2010 annual meeting of shareholders.

John S. Bronson J. Patrick Doyle Wayne M. Fortun

The Compensation Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such acts.

Fiscal 2010 Summary Compensation Table
The table below shows the compensation of our NEOs for services in all capacities to the company in fiscal 2010. For a discussion of the amount of an NEO’s salary and bonus in proportion to his total compensation, see the Compensation Discussion and Analysis on pages 5 to 12.

We believe that our compensation practices are fair and reasonable. Our NEOs are not guaranteed salary increases, bonus amounts or long-term equity grants. Pension benefits have been frozen and were calculated on salary and bonus only; the proceeds earned on equity or other equity-based performance awards were not part of the pension calculation. We do not guarantee a return or provide above-market returns on compensation that has been deferred. We have not re-priced stock options, and we do not grant reload options. We believe our compensation program holds each NEO accountable for our financial and competitive performance and for his individual contribution toward that performance, and we do not believe that our compensation practices encourage unnecessary risks.

							Change in
							Pension Value
							and Nonqualified
				Restricted		Non-Equity	Deferred
				Stock	Stock	Incentive	Compensation		All Other
		Salary	Bonus	Awards	Options	Compensation	Earnings		Compensation
NEO	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)		($)(7)	Total ($)
Douglas A. Milroy, Chief Executive Officer	2010	560,577	–	555,250	174,780	383,146	–	(8)	94,736	1,768,488
	2009	348,821	–	682,818	383,144	100,000	–		78,781	1,593,564
	2008	301,995	45,000	254,450	261,750	135,664	–		54,108	1,052,967
Jeffrey L. Wright,	2010	364,205	–	255,748	69,878	191,620	82,044		72,841	1,036,336
Executive Vice President and Chief	2009	355,154	–	532,205	101,540	78,594	15,178		90,546	1,173,217
Financial Officer	2008	341,348	–	276,550	335,789	265,594	–	(9)	87,286	1,306,567
Robert G. Wood,	2010	412,582	–	158,579	43,295	197,331	–	(10)	60,673	872,460
President, G&K Services Canada	2009	369,260	–	160,898	92,299	46,157	–		59,483	728,097
	2008	423,207	–	210,250	318,024	154,607	–		91,251	1,197,339
Timothy N. Curran,	2010	280,492	–	158,579	43,295	131,171	25,052		50,758	689,347
Senior Vice President, U.S. Field	2009	264,363	–	72,652	80,314	44,000	4,667		106,408	572,404
	2008	–	–	120,057	32,074	–	–		–	152,131
Jeffrey L. Cotter,	2010	256,483	–	90,284	24,672	92,397	–	(8)	27,272	491,108
Vice President, General Counsel and	2009	220,742	–	51,062	29,270	31,501	–		20,608	353,184
Corporate Secretary	2008	–	–	36,634	5,090	–	–		–	41,724

(1)	The annual base salary set by the Compensation Committee for fiscal 2010 (effective September 1, 2009) for each NEO was as follows: Mr. Milroy $550,000; Mr. Wright: $357,245; Mr. Wood: $427,137 CAD (in the table above, Mr. Wood’s fiscal 2010 base salary has been converted to USD using an average exchange rate for fiscal 2010 of 0.9477); Mr. Curran $275,000; Mr. Cotter $250,000. The annual base salary set by the Compensation Committee for fiscal 2009 (effective September 1, 2008) for each NEO was as follows: Mr. Milroy $318,206, adjusted to $550,000 effective as of May 7, 2009; Mr. Wright: $357,245; Mr. Wood: $427,137 CAD (in the table above, Mr. Wood’s fiscal 2009 base salary has been converted to USD using an average exchange rate for fiscal 2009 of 0.8645); Mr. Curran $275,000; Mr. Cotter $225,000. The annual base salary set by the Compensation Committee for fiscal 2008 (effective September 1, 2007) for each NEO was as follows: Mr. Wright: $345,164; Mr. Wood: $427,137 CAD (in the table above, Mr. Wood’s fiscal 2008 base salary was converted to USD using an average exchange rate for fiscal 2008 of 0.9908); and Mr. Milroy: $304,504. Messrs. Curran and Cotter were not executive officers prior to the beginning of fiscal 2009; thus, their base salaries were not determined by the Compensation Committee. Annual base salary rates reflect 52 weeks of pay. Our fiscal 2010 calendar included 53 weeks; thus, the actual earnings are slightly higher than the referenced base salaries.

(2)	Our MIP is performance-based. In accordance with SEC requirements, these amounts are reported in the Non-Equity Incentive Compensation table and column. In fiscal 2008, Mr. Milroy received a discretionary bonus equal to 15% of his base salary, or $45,000, for his significant contributions involving the implementation of SAP software into Lion Uniform Group; the development of a revised plan for the introduction of Dockers® apparel in the company utilizing existing facilities; and for playing a key advisory role on a key new project affecting the company’s service organization, which was in addition to his other assigned responsibilities.

(3)	The dollar amounts represent the aggregate grant date fair value of restricted stock awards granted during each of the years presented. The grant date fair value of a restricted stock award is measured in accordance with FASB ASC Topic 718. See Note 11 to our audited financial statements for the year ended July 3, 2010. Accounting estimates of forfeitures are not included in these figures.

(4)	The dollar amounts represent the aggregate grant date fair value of option awards granted during each of the years presented. The grant date fair value of an option award is measured in accordance with FASB ASC Topic 718. See Note 11 to our audited financial statements for the year ended July 3, 2010. Accounting estimates of forfeitures are not included in these figures.

(5)	Includes MIP performance amounts earned for performance in fiscal years 2010, 2009 and 2008.

(6)	We do not pay above market earnings on deferred compensation. Therefore, no amounts are reported in this column for deferred compensation. For qualified and non-qualified plan benefits this represents (i) the actuarial present value of the accrued benefit as of June 30, 2010 and valued as of June 30, 2010, minus (ii) the actuarial present value of the accrued benefit as of June 30, 2009 and valued as of June 30, 2009. The benefits have been valued assuming benefits commence at age 65 and using FAS 87 assumptions for mortality, assumed payment form and discount rates in effect at the measurement dates. Mr. Wood is not eligible to participate in our Pension Plan, SERP, DEFCO, or 401(k) plan. Instead, he participates in a Canadian pension program and a retirement compensation arrangement.

(7)	The value of perquisites and other personal benefits is provided in this column (see table below).

(8)	Messrs. Milroy and Cotter do not participate in our SERP or our Pension Plan.

(9)	For fiscal year 2008, the change in value for Mr. Wright was ($2,944) under our Pension Plan and ($13,741) under our SERP.

(10)	Mr. Wood is not covered by our U.S. qualified and non-qualified retirement plans.

All Other Compensation
			401(k)	DEFCO	Taxable		Executive	Total All Other
NEO	Year	Perquisites(1)	Match ($)(2)	Match ($)(3)	Life ($)(4)	Pension ($)(5)	LTD ($)(6)	Compensation
Douglas A. Milroy	2010	18,390	13,690	62,655	–	–	–	94,736
	2009	18,286	10,762	49,733	–	–	–	78,781
	2008	16,058	5,068	32,982	–	–	–	54,108
Jeffrey L. Wright	2010	22,692	9,553	40,596	–	–	–	72,841
	2009	18,711	9,917	61,918	–	–	–	90,546
	2008	34,393	10,043	42,850	–	–	–	87,286
Robert G. Wood	2010	20,767	–	–	939	37,054	1,913	60,673
	2009	17,247	–	–	871	40,333	1,032	59,483
	2008	47,778	–	–	1,040	41,250	1,183	91,251
Timothy N. Curran	2010	16,252	9,610	24,897	–	–	–	50,758
	2009	72,091	10,562	23,755	–	–	–	106,408
	2008	–	–	–	–	–	–	–
Jeffrey L. Cotter	2010	4,625	10,196	12,451	–	–	–	27,272
	2009	192	10,289	10,127	–	–	–	20,608
	2008	–	–	–	–	–	–	–

(1)	Amounts for fiscal 2010 reflect the following: Mr. Milroy – $500 for financial planning, $8,515 for the cost of his leased vehicle for the months of July through December (calculated based on the cost of the leased vehicle to the company, including lease, insurance, gas and maintenance) and $9,375 for his car allowance from January through June; Mr. Wright – $2,726 for financial planning, $19,875 for his car allowance and $91 in tax gross-ups paid in connection with a company recognition event; Mr. Wood – $20,767 for his car allowance; Mr. Curran – $3,930 for financial planning, $12,231 for his car allowance and $91 in tax gross-ups paid in connection with a company recognition event; and Mr. Cotter – $4,625 for financial planning.

(2)	Includes company match on 401(k) and non-elective contributions.

(3)	Includes company match on DEFCO and non-elective contributions.

(4)	Includes fees paid by us for taxable life insurance.

(5)	Includes a company match to a Canadian retirement plan for Mr. Wood and contributions by us to a Canadian retirement compensation arrangement for Mr. Wood.

(6)	Includes fees paid by us for an executive long-term disability plan for Mr. Wood.

Grants of Plan-Based Awards in Fiscal 2010
The following table shows the grants of plan-based awards to our NEOs in fiscal 2010. All awards identified by a grant date and approval date reflect awards made under our 2006 Equity Incentive Plan. Awards with no grant date or award date denoted reflect awards under our MIP. All restricted stock awards vest in equal increments over a five-year period, beginning with the first anniversary of the date of grant. All grants of options vest in equal increments over a three-year period, beginning with the first anniversary of the date of grant. Holders of restricted stock (both vested and unvested shares) are entitled to receive the same dividends as all other shareholders receive. In each quarter of fiscal 2010, we paid a dividend of $0.075 per share.

									All Other	All Other		Grant
									Stock	Option	Exercise	Date Fair
									Awards:	Awards:	or Base	Value of
			Estimated Possible Payouts			Estimated Future			Number of	Number	Price of	Stock and
			Under Non-Equity Incentive			Payouts Under Equity			Shares of	of Shares	Option	Options
		Approval	Plan Awards ($)(1)(2)			Incentive Plan Awards			Stock or	of Stock	Awards	Awards
	Grant Date	Date	Minimum	Target	Maximum	Threshold	Target	Maximum	Units(3)	or Units(4)	($)(5)	($)(6)

Douglas A. Milroy			–	412,500	825,000
	08/20/09	08/20/09							25,000	35,000	22.21	730,030
Jeffrey L. Wright			–	214,347	428,694
	08/20/09	08/20/09							11,515	15,354	22.21	325,626
Robert G. Wood			–	202,399	404,797
	08/20/09	08/20/09							7,140	9,513	22.21	201,874
Timothy N. Curran			–	137,500	275,000
	08/20/09	08/20/09							7,140	9,513	22.21	201,874
Jeffrey L. Cotter			–	100,000	200,000
	08/20/09	08/20/09							4,065	5,421	22.21	114,955

(1)	These columns reflect minimum, target, and maximum payouts under our MIP for fiscal 2010. Mr. Wood’s target was converted to USD using an exchange rate of 0.9477. The maximum payouts for NEOs and other executives reporting to the CEO were determined based on a formula for the financial measures, as follows: for each 5% above the EPS target, the payout factor increased by 15% in period one and 19% in period two, and for each 1% of company total revenue above target, the payout factor increased by 25% in both periods. The actual amount earned by each NEO is reported under the Non-Equity Incentive Compensation column in the Summary Compensation table. Over the past three years, the payout percentage has ranged from 0% to 146% of each executive participant’s target award opportunity for these measures, with an average payout percentage equal to approximately 77% of the target award opportunity. MIP payouts are currently capped at 200% of target.

(2)	Subject to the provisions of Section 162(m) of the Internal Revenue Code, we may pay some or the entire quantitative portion of any incentive payments to Mr. Milroy under the terms of our 2006 Equity Incentive Plan.

(3)	The stock awards granted to NEOs in fiscal 2010 were restricted stock awards. Each share of restricted stock represents the right to receive a share of our common stock on the vesting date. Restricted stock vests in five equal installments beginning on the first anniversary of the grant date, except that the 15,000 restricted shares granted to Mr. Wright on May 7, 2009 all vest on the third anniversary of the grant date. Dividends are paid on these shares.

(4)	Each stock option granted to an NEO in fiscal 2010 represents the right to purchase a share of our common stock at a specified exercise price subject to the terms and conditions of the option agreement. These options have a ten year term and vest and become exercisable in three equal installments beginning on the first anniversary of the grant date.

(5)	The exercise price is the fair market value of our common stock on the day the option was granted. Fair market value is set based on the closing price on the grant date.

(6)	This column represents the grant date fair value of each equity award granted during fiscal 2010, which is calculated in accordance with FASB ASC Topic 718. See Note 11 to our audited financial statements for the fiscal year ended July 3, 2010. None of the options or other equity awards granted to our NEOs was re-priced or otherwise modified. For information regarding our equity compensation grant practices, see the Compensation Discussion and Analysis on page 10.

Outstanding Equity Awards at Fiscal Year-End 2010
The following table shows the outstanding equity awards for each of the NEOs:

	Option Awards
	Number of	Number of				Stock Awards
	Securities	Securities				Number of	Market Value of
	Underlying	Underlying				Shares or Units	Shares or Units
	Unexercised	Unexercised		Option	Option	of Stock that	of Stock That
	Options	Options		Exercise	Expiration	Have Not	Have Not
	Exercisable	Unexercisable		Price ($)	Date(1)	Vested(2)	Vested ($)(3)
Douglas A. Milroy	9,000	–		39.97	11/20/16	50,918	1,054,003
	4,256	2,128	(4)	39.82	08/23/17
	–	25,000	(5)	41.17	11/15/14
	5,428	10,856	(6)	34.27	08/21/18
	13,334	26,666	(7)	23.68	05/07/19
	–	35,000	(8)	22.21	08/20/19
Jeffrey L. Wright	2,639	–		28.50	09/01/10	37,994	786,476
	3,220	–		27.95	09/01/11
	10,000	–		35.69	01/02/13
	10,002	–		32.57	08/25/13
	5,700	–		36.41	08/31/14
	9,501	–		42.97	09/01/15
	12,120	–		33.11	09/01/16
	4,626	2,313	(4)	39.82	08/23/17
	–	25,000	(5)	41.17	11/15/14
	4,593	9,186	(6)	34.27	08/21/18
	–	15,354	(8)	22.21	08/20/19
Robert G. Wood	6,000	–		35.69	01/02/13	16,188	335,092
	6,000	–		32.57	08/25/13
	7,300	–		36.41	08/31/14
	6,150	–		42.97	09/01/15
	1,350	–		39.09	02/22/16
	7,731	–		33.11	09/01/16
	3,516	1,758	(4)	39.82	08/23/17
	–	25,000	(5)	41.17	11/15/14
	4,175	8,350	(6)	34.27	08/21/18
	–	9,513	(8)	22.21	08/20/19
Timothy N. Curran	3,000	–		39.19	01/26/14	12,010	248,607
	4,000	–		36.41	08/31/14
	4,002	–		42.97	09/01/15
	5,481	–		33.11	09/01/16
	2,004	1,002	(4)	39.82	08/23/17
	1,885	3,770	(6)	34.27	08/21/18
	1,667	3,333	(9)	35.92	09/23/18
	–	9,513	(8)	22.21	08/20/19
Jeffrey L. Cotter	1,000	–		39.44	02/03/16	5,909	122,316
	492	–		33.11	09/01/16
	318	159	(4)	39.82	08/23/17
	1,324	2,648	(6)	34.27	08/21/18
	–	5,421	(8)	22.21	08/20/19

(1)	For each option shown, the expiration date is the tenth anniversary of the date the option was granted, except for those options referenced in footnote 5.

(2)	The following table indicates the dates when the shares of restricted stock held by each NEO vest and are no longer subject to forfeiture:

Vesting Date	Douglas A. Milroy	Jeffrey L. Wright	Robert G. Wood	Timothy N. Curran	Jeffrey L. Cotter
08/20/10	5,000	2,303	1,428	1,428	813
08/21/10	1,221	1,033	939	424	298
08/23/10	1,278	1,389	1,056	603	184
09/01/10		1,907	1,222	816	50
11/20/10	600
02/22/11			90
05/07/11	4,000
08/20/11	5,000	2,303	1,428	1,428	813
08/21/11	1,221	1,033	939	424	298
08/23/11	1,278	1,389	1,056	603	184
09/01/11		1,273	812	549	50
11/20/11	600
05/07/12	4,000	15,000
08/20/12	5,000	2,303	1,428	1,428	813
08/21/12	1,221	1,033	939	424	298
08/23/12	1,278	1,389	1,056	603	184
05/07/13	4,000
08/20/13	5,000	2,303	1,428	1,428	813
08/21/13	1,221	1,033	939	424	298
05/07/14	4,000
08/20/14	5,000	2,303	1,428	1,428	813

Total	50,918	37,994	16,188	12,010	5,909

(3)	Calculated by multiplying the number of restricted shares by $20.70, the closing price of our common stock on July 2, 2010, the last business day of the fiscal year. Dividends are paid on these shares.

(4)	The remaining shares became exercisable on August 23, 2010.

(5)	These options cliff vest and become exercisable on November 15, 2010, assuming continued employment.

(6)	These options continue to vest and the remaining shares become exercisable in two equal installments on August 21, 2010 and 2011, assuming continued employment.

(7)	These options continue to vest and the remaining shares become exercisable in two equal installments on May 7, 2011 and 2012, assuming continued employment.

(8)	These options continue to vest and the remaining shares become exercisable in two equal installments on August 20, 2010, 2011 and 2012, assuming continued employment.

(9)	These options continue to vest and the remaining shares become exercisable in three equal installments on September 23, 2010 and 2011, assuming continued employment.

Fiscal 2010 Option Exercises and Stock Vested
The following table lists the number of shares acquired and the value realized as a result of option exercises by the NEOs in fiscal 2010 and the value of any restricted stock units that vested in fiscal 2010:

	Option Awards
	Number of Shares		Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise ($)	Acquired on Vesting	Vesting ($)(1)
Douglas A. Milroy	–	–	7,099	170,340
Jeffrey L. Wright	–	–	4,719	109,414
Robert G. Wood	–	–	3,307	76,597
Timothy N. Curran	–	–	1,843	42,683
Jeffrey L. Cotter	–	–	532	12,158

(1)	Calculated by multiplying the closing price on the date of vesting times the number of shares.

Fiscal 2010 Pension Benefits
The following table shows the present value as of June 30, 2010 of the benefit of the NEOs under our qualified and nonqualified defined benefit pension plans:

Number of Years of
Service Credited
		Under Plan at FAS	Present Value of	Payments During
		Measurement Date	Accumulated Benefit	Last Fiscal Year
	Plan Name	(#)	($)	($)

Douglas A. Milroy(1)	G&K Services Pension Plan	N/A	N/A	N/A
	G&K Services SERP	N/A	N/A	N/A
Jeffrey L. Wright	G&K Services Pension Plan	8.00	70,349	–
	G&K Services SERP	8.00	170,388	–
Robert G. Wood(2)	G&K Services Pension Plan	N/A	N/A	N/A
	G&K Services SERP	N/A	N/A	N/A
Timothy N. Curran	G&K Services Pension Plan	3.00	29,912	–
	G&K Services SERP	3.00	46,696	–
Jeffrey L. Cotter(3)	G&K Services Pension Plan	N/A	N/A	N/A
	G&K Services SERP	N/A	N/A	N/A

(1)	Mr. Milroy does not participate in our Pension Plan or our SERP.

(2)	Mr. Wood is not covered by our U.S. qualified and non-qualified retirement plans.

(3)	Mr. Cotter does not participate in our Pension Plan or our SERP.

G&K Services Pension Plan
Two of our NEOs (Messrs. Wright and Curran) participate in our Pension Plan. Effective December 31, 2006, benefits under this plan were frozen, meaning the accrual of future benefits under the plan was discontinued. Benefits are the greater of the amounts determined under the 1989 pension formula or, if the participant is eligible, under the 1988 pension formula.

The 1989 pension formula is 2/3rds of 1% of participant’s average compensation plus one-half of 1% of average compensation in excess of covered compensation, multiplied by benefit accrual service at December 31, 2006 (or termination, if earlier), not to exceed 30.

The 1988 pension formula:

•	Eligibility – if a participant had an accrued benefit under the Pension Plan as of December 31, 1988, and the participant was not a “Highly Compensated Employee” during the 1989 plan year, the participant is eligible to continue to earn benefits under the 1988 pension formula until the earliest of December 31, 2006, termination of employment, or the end of the year preceding the plan year in which the participant became a Highly Compensated Employee.

•	Formula – 50% of the participant’s average compensation, less 75% of the estimated primary social security benefit, multiplied by years of benefit accrual service at December 31, 2006 (or termination of employment, if earlier), not to exceed 30, divided by 30.

Compensation generally means wages, salaries, and other amounts earned for services provided to us, including, among other items, commissions, incentives, bonuses, and pre-tax contributions to the 401(k) plan. Compensation excludes, among other items, deferrals to deferred compensation plans, amounts realized from restricted stock, stock options, and fringe benefits. Compensation is limited to the compensation thresholds set forth in Internal Revenue Code Section 401(a)(17). Average compensation is the average of the five highest consecutive years of compensation out of the ten consecutive years preceding December 31, 2006 (or termination, if earlier). Covered compensation is the average of social security taxable wage bases for the 35-year period ending with the participant’s social security retirement age. An employee attains normal retirement age on the later of the date he or she attains age 65 or the fourth anniversary of the first day of the plan year in which the employee became a participant in the plan. A participant is vested after completing five years of vesting service and is then eligible for vested termination benefits. A vested terminated participant is eligible to commence benefits as early as age 55, in which case, benefits are reduced 6 2/3% for each of the first five years commencement precedes normal retirement age and 3 1/3% for each year thereafter. A participant is eligible for subsidized early retirement benefits if termination occurs after age 60 with at least 30 years of benefit accrual service, in which case, benefits are reduced 3% for each year commencement precedes normal retirement age.

None of the NEOs are currently eligible for subsidized early retirement benefits.

The normal payment form is the life only annuity. A variety of other payment forms are available, all equivalent in value if paid over an average lifetime.

The present value of benefits shown in the Pension Benefits Table and the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table is the discounted value of the benefit to commence at age 65. The present values were determined using assumptions consistent with those used for our Pension Plan financial reporting purposes under SFAS 87 unless otherwise directed by SEC Regulation S-K. Some of those assumptions are as follows:

•	benefits were assumed to commence at age 65;

•	for the June 30, 2009 and June 30, 2010 measurement dates, for the SERP benefit and the Pension Plan benefit, 65% of the participants are assumed to elect the life only payment option at benefit commencement, and 35% are assumed to elect payment in the 100% joint and survivor payment form. Values for earlier measurement dates assume 100% of the participants elect the life only payment option;

•	all values were determined as of June 30, 2008, 2009 or 2010, as appropriate;

•	the discount rate used to determine values was 7.2%, 6.9% and 5.6% as of June 30, 2008, 2009 and 2010, respectively; and

•	no pre-retirement mortality, retirement, withdrawal or disability was assumed.

Mr. Wood, a Canadian citizen, is not covered by our US pension and SERP plans. Mr. Wood is covered by a defined contribution plan pursuant to which we contribute 2% of his base salary and match his contributions of up to 6% of base salary. The Canadian government sets a limit for total contributions, which for 2010 is $22,000 CAD, to be adjusted for inflation each year. If this limit is reached, Mr. Wood is covered by a retirement compensation arrangement, or RCA. Under the RCA, we continue to contribute an amount equal to 2% of Mr. Wood’s salary and match Mr. Wood’s contributions of up to 6% of base pay. One-half of the money contributed to the RCA is held by a trustee and is invested in widely available mutual funds. The other one-half is held by the Canadian government as a refundable tax. One-half of all earnings on funds invested by the trustee is also paid to the Canadian government and is also held as a refundable tax.

SERP
Two of the NEOs (Messrs. Wright and Curran) participate in our SERP. Effective December 31, 2006, benefits under the plan were frozen, meaning the accrual of future benefits under the plan was discontinued.

Benefits under the plan are determined as 50% of average compensation, multiplied by the ratio of benefit accrual service at December 31, 2006 (or termination, if earlier), divided by projected benefit accrual service to age 60 (no less than 30) determined as of December 31, 2006. If, at December 31, 2006, the participant was at least age 60, then the ratio is benefit accrual service at December 31, 2006 (or termination, if earlier), not to exceed 30, divided by 30. Benefits determined under this formula are reduced by benefits payable from the G&K Services Pension Plan.

Compensation is generally equal to the compensation used for purposes of our Pension Plan, but also includes any deferrals the participant made to a deferred compensation plan sponsored by the company. Compensation for SERP benefit purposes is not subject to the thresholds set forth in Internal Revenue Code Section 401(a)(17). Average compensation is the average of the five highest consecutive years of compensation out of the ten consecutive years preceding December 31, 2006 (or termination of employment, if earlier). An employee attains normal retirement age on the date he or she attains age 65. A participant is vested after completing five years of participation service. A vested terminated participant is eligible to commence benefits as early as age 55. A participant is eligible for early retirement benefits if termination of employment occurs after attainment of age 55 and the participant is vested. In either case, the benefit determined for commencement prior to age 65 is the age 65 benefit, before reduction for our Pension Plan benefit offset, reduced 3 1/3% for each of the first five years commencement precedes age 65 and 6 2/3% for each year thereafter. This is also reduced by our Pension Plan benefit as reduced for commencement under the terms of that plan as of the same date.

The normal payment form is the life only annuity. A variety of other payment forms are available, all equivalent in value if paid over an average lifetime. Distributions are subject to compliance with Section 409A of the Internal Revenue Code.

The SERP contains a non-compete provision. If the participant enters into competition with the company during the three year period following termination of employment, benefits under the SERP are forfeited. This provision is waived for participants working with the company beyond age 65.

The present value of benefits shown in the Pension Benefits Table and the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table is the discounted value of the benefit to commence at age 65. The present values were determined using assumptions consistent with those used for our SERP financial reporting purposes under SFAS 87 unless otherwise directed by SEC Regulation S-K. Some of those assumptions are as follows:

•	benefits were assumed to commence at age 65;

•	for the June 30, 2009 and June 30, 2010 measurement dates, for the SERP benefit and the Pension Plan benefit, 65% of the participants are assumed to elect the life only payment option at benefit commencement, and 35% are assumed to elect payment in the 100% joint and survivor payment form. Values for earlier measurement dates assume 100% of the participants elect the life only payment option;

•	all values were determined as of June 30, 2008, 2009 or 2010 as appropriate;

•	the discount rate used to determine values was 7.05%, 6.9% and 5.5% as of June 30, 2008, 2009 and 2010, respectively; and

•	no pre-retirement mortality, retirement, withdrawal or disability was assumed.

DEFCO
Our DEFCO is a non-qualified plan that provides our executives and NEOs with the opportunity to defer up to 25% of base salary and 50% of incentive compensation.

Participants’ deferred cash accounts earn a rate of return which tracks the investment return achieved under certain participant-selected investment funds. Participants are eligible to change their investment mix at any time.

We credit deferred accounts with additional amounts equal to the value of the matching contributions. At the time of the initial deferral election, participants must also select a distribution date (no later than age 65) and form of payment for normal retirement. Participants may elect to receive distributions in a single payment or installments.

The following table shows contributions to the NEOs’ deferred compensation account in fiscal 2010 and the aggregate amount of deferred compensation as of June 30, 2010:

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earning	Withdrawals/	Aggregate
	Last FY ($)(1)	Last FY ($)(2)	in Last FY ($)(3)	Distributions ($)	Balance ($)(4)
Douglas A. Milroy	107,836	62,655	49,630	–	551,099
Jeffrey L. Wright	43,584	40,596	86,342	–	694,465
Robert G. Wood	–	–	–	–	–
Timothy N. Curran	27,500	24,897	20,786	–	271,633
Jeffrey L. Cotter	8,828	12,451	1,102	–	36,900

(1)	Amounts in this column reflect salary deferrals by the NEO in fiscal year 2010. These amounts are also included in the “Salary” column of the Summary Compensation Table. We match 50% of the NEO’s deferral election up to 10% of both base salary and incentive pay. We make company retirement contributions equal to 2.5% of each NEO’s cash compensation, including pay that exceeds the IRS compensation limit, to the NEO’s DEFCO account. If an NEO’s pay exceeds the IRS compensation limit, we will also make a company retirement contribution equal to 4% of the NEO’s cash compensation over the IRS compensation limit.

(2)	Amounts in this column represent contributions made by us during fiscal year 2010. These amounts are also reflected in the “All Other Compensation” that is reported in the Summary Compensation Table.

(3)	The amounts in this column are not included in the Summary Compensation Table because they are not above-market or preferential earnings on deferred compensation. Earnings are based on indices of widely available mutual funds.

(4)	Amounts reported in this column for each NEO include amounts previously reported in the Summary Compensation Table in previous years when earned if that NEO’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and incentive and company matching contributions. This total reflects the cumulative value of each NEO’s deferrals and matching contributions and investment experience.

Potential Post-Employment Payments

Severance
Pursuant to the terms of existing employment agreements, we are required to make certain payments and to extend certain benefits to Messrs. Milroy, Wright, Wood and Curran in the event of any termination of any such employment agreements with each executive or the executive’s employment thereunder. Specifically, in the event that an executive’s employment under the agreement is terminated by us without cause, we must provide to such executive the following benefits:

•	we must provide the executive with 30 days written notice of termination;

•	if the executive signs and does not revoke a release, we must pay to such executive, as separation pay, an amount equal to 11 months of such executive’s monthly base salary in effect as of the actual date of termination (or, in the case of Mr. Milroy, an amount equal to 1.99 times his annual base salary in effect as of the actual date of termination), such separation pay being made in weekly payments, subject to the terms of such release; some payment may be subject to a delay of six months to comply with Section 409A of the Internal Revenue Code;

•	if such executive (or any individual receiving group health plan benefits through him) is eligible under applicable law to continue participation in our group health plan and elects to do so, we will, for a period of up to 17 months commencing as of the actual date of termination, continue to pay our share of the cost of such benefits as if such executive remained in our continuous employment, but only while such executive or such person is not eligible for coverage under any other employer’s group health plan;

•	we will, for a period of at least one year commencing as of the actual date of termination, pay directly to the service provider or reimburse such executive for all reasonable expenses of a reputable outplacement organization selected by such executive, such payments not to exceed $12,000 in the aggregate;

•	we will pay a lump sum payment equal to six times the monthly automobile allowance, if applicable; and

•	we will pay to such executive any unpaid management incentive bonus earned by such executive and to which such executive is entitled (provided such executive was employed by us as of the last day of the fiscal year prior to the actual date of termination), such payment being made in accordance with the terms of the related plan.

In the event an executive voluntarily resigns or an executive’s employment is terminated for cause or by reason of death, such executive is only entitled to his base salary through the date of termination or death, plus any other earned but unpaid amounts under his employment agreement or any benefit plan. At the end of this section is a table indicating the estimated incremental amounts we would owe to each of our NEOs upon such NEOs termination without cause.

No executive is required to seek other employment. Any executive’s commencement of employment with another employer will not reduce our obligations to make severance payments.

Change in Control
Following is a discussion of the potential payments due to Messrs. Milroy, Wright, Wood and Curran under their employment agreements in the event of a change in control of the company, followed by a “Change in Control Termination.” At the end of this section is a table indicating the estimated incremental amounts that would have been triggered for each of these NEOs, and Mr. Cotter, who is entitled to payments pursuant to our Executive Severance and Change in Control Policy, had there been a Change in Control Termination as of July 3, 2010.

The employment agreements address termination due to change in control and for good reason, and provide as follows:

A “Change in Control” occurs when:

•	anyone attains control of 30% of our voting stock;

•	challengers replace a majority of our Board of Directors within two years; or

•	a merger or consolidation with, or disposal of all or substantially all of our assets to, someone other than the company.

A “Change in Control Termination” occurs when a Change in Control has taken place and the executive then is terminated within one year of the Change in Control either by the employer for any reason other than for cause, or by the executive for good reason. Good reason is defined following a Change in Control to include the following:

•	a substantial adverse involuntary change in the executive’s status or position as an executive with the company;

•	a material reduction by the company in the executive’s base salary as in effect on the day before the Change in Control;

•	material adverse change in physical working conditions, interfering with the executive’s work;

•	a requirement to relocate, other than on intermittent basis, more than 35 miles from corporate headquarters as a condition of employment;

•	failure by the company to obtain from any successor an assumption of the executive’s employment agreement;

•	attempted termination other than pursuant to the executive’s employment agreement; or

•	any material breach of the executive’s employment agreement.

In the event of a Change in Control of the company and the related termination of an executive’s employment by such executive for good reason or by us for any reason or for no reason other than for cause, in each case, prior to the first anniversary of the Change in Control (the following description is qualified in its entirety by reference to the respective employment agreements of the executives):

•	we must provide the executive with 30 days written notice of termination;

•	we will pay the executive an amount equal to 17 months of such executive’s base salary (or, in the case of Mr. Milroy, an amount equal to 1.99 times his annual base salary), subject to certain limitations;

•	if such executive (or any individual receiving group health plan benefits through him) is eligible to continue participation in our group health plan and elects to do so, we must, for a period of up to 17 months, continue to pay the employer’s share of the cost of such benefits as if such executive remained in our continuous employment, subject to certain limitations;

•	we will, for a period of at least one year, pay directly or reimburse such NEO for all reasonable outplacement expenses, such payments not to exceed $12,000;

•	we will pay the executive the amount necessary to acquire and obtain full title to any personal automobile leased by us for the executive or, if the executive does not have the use of a personal automobile but has been given an automobile allowance, we will pay the executive a lump sum payment equal to three times the annual automobile allowance such executive is then receiving;

•	we will pay for financial planning and tax preparation expenses, not to exceed $5,000 (or in the case of Mr. Milroy, $7,500), for 17 months; and

•	we will pay any management incentive bonus earned by the executive and to which the executive is entitled (provided the executive was employed by us as of the last day of the fiscal year prior to the actual date of termination), such payment being made in accordance with the terms of the related plan.

In addition, upon the occurrence of a Change in Control, and without regard to an executive’s employment status, but presuming that the executive remains in our employ on the date of the Change in Control, the following shall occur with respect to any and all economic incentives, including, without limitation, stock options and awards of restricted stock that are owned by such executive on the date of the Change in Control:

•	the restrictions on any previously issued shares of restricted stock will immediately lapse;

•	all outstanding options and stock appreciation rights will become immediately exercisable; and

•	all performance criteria for all performance shares will be deemed to be met and immediate payment made.

If any benefits payable would be an excess parachute payment, then payments and benefits will be reduced to the minimum extent necessary so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment, provided that such reduction will be made only if and to the extent that that such reduction would result in an increase in the aggregate payment and benefits provided on an after-tax basis, taking into account any excise tax imposed by Internal Revenue Code Section 4999.

Disability
During any period in which any such executive is “disabled,” the executive will continue to receive all base salary, benefits, and other compensation. “Disability” means the unwillingness or inability of the executive to perform the essential functions of the executive’s position (with or without reasonable accommodation) for a period of 90 days (consecutive or otherwise) within any period of six consecutive months. If this occurs, we will issue a Notice of Termination, and if the executive has not returned to the full-time performance of his/her duties within 30 days, the thirtieth day after Notice of Termination will be the executive’s date of termination.

Post-Employment Payment Tables
The tables below provide the estimated amounts that would have been triggered for each NEO below had there been a termination under the various scenarios described above as of July 3, 2010. Although we have not entered into an employment agreement with Mr. Cotter, he is entitled to certain separation benefits pursuant to our Executive Severance and Change in Control Policy.

Douglas A. Milroy

	Termination by Us		Change of Control
Payment Type	Without Cause ($)		Termination ($)		Disability ($)
Severance	1,094,500	(1)	1,094,500	(1)	320,833	(2)
Health Benefits	11,111	(3)	11,111	(3)	4,744	(4)
Outplacement(5)	12,000		12,000		–
Car	9,750	(6)	58,500	(7)	11,375	(8)
Financial Planning(9)	7,500		7,500		–
Deferred Compensation	461,646	(10)	551,099	(11)	461,646	(10)
Accelerated Vesting of Options	–		–	(12)	–
Accelerated Vesting of Restricted Stock	–		1,054,003	(13)	–
Total	1,596,507		2,788,712		798,599

(1)	Reflects 1.99 times base salary.

(2)	Reflects seven months of base salary (one month for the notice period plus six months pay).

(3)	Reflects 17 months of health benefits.

(4)	Reflects seven months of medical and dental benefits (one month for the notice period plus six months pay).

(5)	Outplacement is capped at $12,000.

(6)	Reflects six times the monthly car allowance at an annual rate of $19,500.

(7)	Reflects three times the annual car allowance at an annual rate of $19,500.

(8)	Reflects 7 months of the annual car allowance at an annual rate of $19,500.

(9)	Financial planning is capped at $7,500.

(10)	Includes $402,011 of Mr. Milroy’s contribution account and $59,635 of the company’s contribution account.

(11)	Includes $402,011 of Mr. Milroy’s contribution account and $149,087 of the company’s contribution account. Pursuant to the DEFCO, acceleration of vesting would require acquisition by a third party of 50% of our stock, rather than the 30% threshold stated in Mr. Milroy’s employment agreement. Mr. Milroy’s DEFCO account will become fully vested upon a Change in Control.

(12)	No value reflected; all unvested stock options as of July 3, 2010 had an exercise price greater than the closing price of $20.70 on such date.

(13)	Reflects the value of 50,918 currently unvested shares of restricted stock, had the vesting of such shares accelerated on July 3, 2010, when the closing price of our common stock was $20.70.

Jeffrey L. Wright

	Termination by Us		Change of Control
Payment Type	Without Cause ($)		Termination ($)		Disability ($)
Severance	327,474	(1)	506,097	(2)	208,393	(3)
Health Benefits	6,849	(4)	6,849	(4)	2,989	(5)
Outplacement(6)	12,000		12,000		–
Car	9,750	(7)	58,500	(8)	11,375	(9)
Financial Planning(10)	5,000		5,000		–
Deferred Compensation(11)	694,465		694,465		694,465
Accelerated Vesting of Options	–		–	(12)	–
Accelerated Vesting of Restricted Stock	–		786,476	(13)	–
Total	1,055,538		2,069,386		917,222

(1)	Reflects 11 months of base salary

(2)	Reflects 17 months of base salary.

(3)	Reflects seven months of base salary (one month for the notice period plus 6 months pay).

(4)	Reflects 17 months of health benefits.

(5)	Reflects seven months of medical and dental benefits (one month for the notice period plus six months pay).

(6)	Outplacement is capped at $12,000.

(7)	Reflects six times the monthly car allowance rate at an annual rate of $19,500.

(8)	Reflects three times the annual car allowance at an annual rate of $19,500.

(9)	Reflects 7 months of the annual car allowance at an annual rate of $19,500.

(10)	Financial planning is capped at $5,000.

(11)	Includes $417,414 of Mr. Wright’s contribution account and $277,050 of the company contribution account. Mr. Wright’s DEFCO account is fully vested.

(12)	No value reflected; all unvested stock options as of July 3, 2010 had an exercise price greater than the closing price of $20.70 on such date.

(13)	Reflects the value of 37,994 currently unvested shares of restricted stock, had the vesting of such shares accelerated on July 3, 2010, when the closing price of our common stock was $20.70.

Robert G. Wood

	Termination by Us		Change of Control
Payment Type	Without Cause ($)		Termination ($)		Disability ($)
Severance	371,064	(1)	573,463	(2)	236,132	(3)
Health Benefits	2,321	(4)	2,321	(4)	956	(5)
Outplacement(6)	12,000		12,000		–
Car	10,188	(7)	61,127	(8)	11,886	(9)
Financial Planning(10)	5,000		5,000		–
Deferred Compensation(11)	–		–		–
Accelerated Vesting of Options	–		–	(12)	–
Accelerated Vesting of Restricted Stock	–		335,092	(13)	–
Total	400,573		989,002		248,974

(1)	Reflects 11 months of base salary.

(2)	Reflects 17 months of base salary.

(3)	Reflects seven months of base salary (one month for the notice period plus six months pay).

(4)	Reflects 17 months of health benefits.

(5)	Reflects seven months of medical and dental benefits (one month for the notice period plus six months pay).

(6)	Outplacement is capped at $12,000.

(7)	Reflects six times the monthly car allowance at an annual rate of $21,500 CAD (converted to US dollars using an exchange rate of 0.9477).

(8)	Reflects three times the annual car allowance at an annual rate of $21,500 CAD (converted to US dollars using an exchange rate of 0.9477).

(9)	Reflects seven times the monthly car allowance at an annual rate of $21,500 CAD (converted to US dollars using an exchange rate of 0.9477).

(10)	Financial planning is capped at $5,000.

(11)	Mr. Wood is not covered by the DEFCO.

(12)	No value reflected; all unvested stock options as of July 3, 2010 had an exercise price greater than the closing price of $20.70 on such date.

(13)	Reflects the value of 16,188 currently unvested shares of restricted stock, had the vesting of such shares accelerated on July 3, 2010, when the closing price of our common stock was $20.70.

Timothy N. Curran

	Termination by Us		Change of Control
Payment Type	Without Cause ($)		Termination ($)		Disability ($)
Severance	252,083	(1)	389,583	(2)	160,417	(3)
Health Benefits	11,111	(4)	11,111	(4)	4,744	(5)
Outplacement(6)	12,000		12,000		–
Car	9,750	(7)	58,500	(8)	11,375	(9)
Financial Planning(10)	5,000		5,000		–
Deferred Compensation	227,053	(11)	271,633	(12)	227,053	(11)
Accelerated Vesting of Options	–		–	(13)	–
Accelerated Vesting of Restricted Stock	–		248,607	(14)	–
Total	516,997		996,435		403,589

(1)	Reflects 11 months of base salary

(2)	Reflects 17 months of base salary.

(3)	Reflects seven months of base salary (one month for the notice period plus six months pay).

(4)	Reflects 17 months of health benefits.

(5)	Reflects seven months of medical and dental benefits (one month for the notice period plus six months pay).

(6)	Outplacement is capped at $12,000.

(7)	Reflects six times the monthly car allowance at an annual rate of $19,500.

(8)	Reflects three times the annual car allowance at an annual rate of $19,500.

(9)	Reflects seven times the monthly car allowance at an annual rate of $19,500.

(10)	Financial planning is capped at $5,000.

(11)	Includes $160,182 of Mr. Curran’s contribution account and $66,871 of the company contribution account.

(12)	Includes $160,182 of Mr. Curran’s contribution account and $111,451 of the company contribution account. Pursuant to the DEFCO, acceleration of vesting would require acquisition by a third party of 50% of our stock, rather than the 30% threshold stated in Mr. Curran’s employment agreement. Mr. Curran’s DEFCO account will become fully vested upon a change of control.

(13)	No value reflected; all unvested stock options as of July 3, 2010 had an exercise price greater than the closing price of $20.70 on such date.

(14)	Reflects the value of 12,010 currently unvested shares of restricted stock, had the vesting of such shares accelerated on July 3, 2010, when the closing price of our common stock was $20.70.

Jeffrey L. Cotter

	Termination by Us		Change of Control
Payment Type(1)	Without Cause ($)		Termination ($)		Disability ($)
Severance	229,167	(2)	354,167	(3)	100,000	(4)
Health Benefits	7,190	(5)	11,111	(6)	1,877	(7)
Outplacement(8)	12,000		12,000		–
Financial Planning	–		–
Deferred Compensation	21,414	(9)	36,900	(10)	21,414	(9)
Accelerated Vesting of Options	–		–	(11)	–
Accelerated Vesting of Restricted Stock	–		122,316	(12)	–
Total	269,770		536,494		123,291

(1)	We have not entered into an employment agreement with Mr. Cotter; however, if Mr. Cotter experiences a change in control termination or is severed from the company without cause, which termination requires 30 days notice from the company, he would be entitled to certain benefits under our Executive Severance and Change in Control Policy.

(2)	Reflects 11 months of base salary

(3)	Reflects 17 months of base salary.

(4)	Reflects thirteen weeks of base salary at 100% and thirteen weeks of base salary at 60%, pursuant to our Short-Term Sickness and Accident Plan.

(5)	Reflects 11 months of health benefits

(6)	Reflects 17 months of health benefits.

(7)	Reflects twelve weeks of medical and dental benefits.

(8)	Outplacement is capped at $12,000. In the event of a termination without cause, outplacement expenses will be paid at the company’s discretion; in the event of a Change in Control termination, the company will be required to pay outplacement expenses, subject to a cap of $12,000.

(9)	Includes $11,091 of Mr. Cotter’s contribution account and $10,324 of the company contribution account.

(10)	Includes $11,091 of Mr. Cotter’s contribution account and $25,809 of the company contribution account. Pursuant to the DEFCO, acceleration of vesting would require acquisition by a third party of 50% of our stock. Mr. Cotter’s DEFCO account will become fully vested upon a change of control.

(11)	No value reflected; all unvested stock options as of July 3, 2010 had an exercise price greater than the closing price of $20.70 on such date.

(12)	Reflects the value of 5,909 currently unvested shares of restricted stock, had such shares vested on July 3, 2010, when the closing price of our common stock was $20.70

Compensation Paid to Board Members
During fiscal 2010, we paid each director who was not otherwise employed by us an annual fee of $32,000, along with a $2,000 fee for each meeting of the Board of Directors attended in person ($500 for those attended telephonically), and $1,000 for each committee meeting of the Board of Directors attended in person ($500 for those attended telephonically). We also paid an additional $80,000 retainer for the Chairman of the Board, a $10,000 retainer to the Chair of the Audit Committee, and a $5,000 retainer to the Chairs of the Compensation and Corporate Governance Committees. We did not increase fees paid to our non-employee directors in fiscal 2010.

In addition, directors who are not otherwise employed by the company are eligible to participate in the 2006 Equity Incentive Plan. For fiscal 2010, each director was granted an option to purchase 2,400 shares of our common stock at an option exercise price equal to the market closing price on the date of grant. Each option has a 10-year term and becomes exercisable on the first anniversary of the grant date. Each new director receives a one-time grant of options to purchase 3,000 shares of common stock upon his or her initial election to the Board of Directors. Each such option has a 10-year term and vests in three equal installments beginning on the first anniversary of the grant date. Non-employee directors also receive an annual stock grant; in fiscal 2010, this annual stock grant was 1,200 shares of common stock on the first business day of the calendar year

Each director who is not an employee of the company is eligible to participate in our Amended and Restated Director Deferred Compensation Plan, under which the non-employee director may elect to defer all or part of his or her Board of Director fees and annual stock grants until the earlier of a specific date identified by the non-employee director or the termination of his or her services as a member of the board for any reason. The amount of any cash compensation deferred by a non-employee director is converted into a number of stock units, determined based upon the average of the closing prices of our common stock on the NASDAQ Global Select Market during the ten business days preceding the relevant valuation date, and is credited to a deferred compensation account maintained in his or her name. Deferred stock grants are converted on a share-for-share basis on the date of deferral and also credited to the non-employee director’s account. The account will be credited with additional stock units, also based on such average market value, upon the payment date for any dividends declared on our common stock. At the end of the deferral period, the amounts accumulated in the deferred compensation account will be distributed in the form of common stock under the 2006 Equity Incentive Plan equal to the number of whole stock units in the account and cash in lieu of any fractional shares (based on such average market value as of the distribution date).

Non-employee directors are not eligible to participate in any company-sponsored pension plan.

We also have in place stock ownership requirements for our non-employee directors. Specifically, each of our directors is required to own a minimum number of shares equal to three times the directors’ annual base retainer. Once achieved, each director must maintain this ownership level at all times during the director’s tenure with the company. The Compensation Committee annually reviews the progress against the ownership guidelines.

Director Summary Compensation Table
The following table shows the compensation of the company’s non-employee directors for services in all capacities to us in fiscal 2010, except as otherwise indicated.

	Fees Earned or Paid	Stock	Option
	in Cash (1) ($)	Awards (2) ($)	Awards (3) ($)	Total ($)
Paul Baszucki(4)	36,600	30,624	15,456	82,680
John S. Bronson	51,500	30,624	15,456	97,580
J. Patrick Doyle	47,500	30,624	15,456	93,580
Wayne M. Fortun	52,500	30,624	15,456	98,580
Ernest Mrozek	48,500	30,624	15,456	94,580
M. Lenny Pippin	96,000	30,624	23,184	149,808
Alice M. Richter	58,500	30,624	15,456	104,580
Lynn Crump-Caine	48,500	30,624	15,456	94,580

(1)	Includes amounts deferred at the director’s election. As discussed above, directors can elect to defer all or part of their compensation.

(2)	The dollar amounts represent the aggregate grant date fair value of stock awards granted during each of the years presented. The grant date fair value of a stock award is measured in accordance with FASB ASC Topic 718. See Note 11 to our audited financial statements for the year ended July 3, 2010. Wayne M. Fortun and Lynn Crump-Caine elected to defer the January 4, 2010 stock award until the date of termination from the board.

(3)	The dollar amounts represent the aggregate grant date fair value of option awards granted during each of the years presented. The grant date fair value of an option award is measured in accordance with FASB ASC Topic 718. See Note 11 to our audited financial statements for the year ended July 3, 2010. Accounting estimates of forfeitures are not included in these figures. On January 4, 2010, each director received an annual grant of 2,400 options, with the exception of M. Lenny Pippin who received a grant of 3,600 options, with a fair value of $6.44 per option. Assumptions used in the valuation of stock option and stock awards are set forth in Note 11 to our audited financial statements for the year ended July 3, 2010. Mr. Baszucki’s January 2010 option grant had not vested by his retirement from the board in May 2010; therefore, the award was forfeited.

(4)	Mr. Baszucki retired from our board on May 6, 2010.

PROPOSAL NUMBER 2:

Approval of the Restated Equity Incentive Plan (2010)

In August 2010, our Board of Directors approved the G&K Services, Inc. Restated Equity Incentive Plan (2010) (“Restated Plan”) and recommended shareholder approval thereof. This plan restates our 2006 Equity Incentive Plan (“2006 Plan”) approved by shareholders at our November 16, 2006 annual meeting. When the 2006 Plan was approved, we indicated that we expected the 2,000,000 shares originally authorized under the plan to be sufficient for anticipated grant needs for three to five years. We have made four years of grants under the 2006 Plan, and today only 442,054 shares remain available for grant. If the Restated Plan is approved, an additional 1,000,000 shares will be available for grant. Thus, we will have available a total of 1,442,054 shares for future grants. As discussed more fully below, we believe that the additional shares authorized under the Restated Plan will be sufficient for our equity compensation needs for the next three fiscal years following approval of the plan. The total number of authorized shares under the Restated Plan will be 3,000,000 (2,000,000 under the 2006 Plan and an additional 1,000,000 under the Restated Plan).

We are seeking shareholder approval of the Restated Plan for a number of reasons, including allowing us to increase share availability and continue our equity compensation philosophy. Our shareholders benefit when we make equity grants to certain employees and our directors because equity compensation motivates key employees and directors. Equity grants also provide an incentive to produce a superior return to our shareholders by offering an opportunity to participate in such gains. In addition, equity grants facilitate stock ownership and reward the achievement of a high level of performance. Equity compensation grants also assist us in our ability to attract, retain and motivate highly qualified individuals in a competitive market. The 2006 Plan may not have sufficient shares available to support our next annual grant cycle in August 2011; therefore, we are requesting additional shares to ensure that we are able to continue to execute our equity compensation philosophy.

We are also seeking shareholder approval of the Restated Plan to enable it to continue to be used as a vehicle for awarding performance-based compensation to our Chief Executive Officer and certain other senior executive officers that will be deductible by us even if compensation for these executives exceeds $1.0 million. Section 162(m) of the Internal Revenue Code requires shareholder approval of the criteria that can be used to measure such awards. The Restated Plan adds additional allowable performance criteria. If the Restated Plan is approved, the shareholder authorization will extend until the first shareholder meeting held in 2014 (we would otherwise be required to obtain shareholder approval of the performance measures by the 2011 annual shareholder’s meeting). The Restated Plan also provides that awards of performance units that entitle a participant to a payment only of cash, and not stock, do not reduce the number of shares available for issuance under the plan. By approving the Restated Plan, shareholders also approve the issuance of incentive stock options under the Restated Plan with respect to the shares available for issuance as of the date of the approval of the Restated Plan by shareholders.

We currently anticipate that the Restated Plan will be sufficient for our needs for the next three years. Actual run rates and share usage may vary depending on a number of circumstances, such as mergers and acquisitions, changes in market compensation practices, organic expansion of our business, turnover among plan participants and other factors, some of which cannot be presently anticipated and are outside of our control.

We utilize equity awards to compensate, recognize and retain certain employees. In connection with these awards, and with an eye toward ensuring that equity awards do not have an inappropriate dilutive impact on our capital structure, we annually evaluate the average percentage of our outstanding common stock subject to awards made under our 2006 Plan, also known as our “burn rate.” We calculate our burn rate at the end of each fiscal year and average that year’s burn rate with the burn rate from the preceding two fiscal years to determine our three-year burn rate. As discussed in greater detail on page 29, during each of the three years following adoption of the Restated Plan, we have committed that our three-year burn rate will not exceed 3.45% per year.

We believe the terms of the Restated Plan are beneficial to shareholders for a number of reasons:

•	the plan prohibits repricing without shareholder approval;

•	the plan prohibits reload options;

•	the plan requires options for shares to be priced at not less than the fair market value of the shares on the grant date;

•	the requested number of authorized shares covers a relatively short expected duration, which:

■	minimizes undesirable consequences of share “overhang,” i.e., the total number of shares related to outstanding options and other equity awards, plus shares available for grant, in relation to the total number of shares outstanding; and

■	gives shareholders the right to approve or reject future plans in the near term to prevent undesirable dilution or excessive share overhang;

•	the flexible nature of the plan gives us the ability to respond to market trends by enabling us to grant a wide variety of awards and adjust the mix of awards between options and restricted stock;

•	the plan does not include liberal share recycling provisions;

•	the plan does not allow the re-grant of shares that are used for tax withholding or awards that are settled in cash (other than performance units that can never be settled in stock);

•	the plan authorizes the compensation committee to include claw back provisions in grants; and

•	awards of stock appreciation rights, restricted stock, restricted stock units, deferred stock units and stock cannot exceed one-third of the total authorized shares.

Description of Restated Plan

The following is a summary description of the Restated Plan. The entire plan is attached as Annex A to this proxy statement, which is marked to show changes from the 2006 Plan. The following description is qualified in its entirety by reference to the plan.

Plan Term.  The Restated Plan will become effective upon approval by our shareholders. Under the plan, no incentive stock options may be granted after the tenth anniversary of the date the restatement of the plan becomes effective. Other awards can continue to be made until all available shares have been used.

Shares Authorized.  The Restated Plan authorizes the issuance of an additional 1,000,000 shares of our common stock (as that class may be renamed or redesignated). Awards of stock appreciation rights, restricted stock, restricted stock units, deferred stock units and stock cannot exceed one-third of the total authorized shares. The number of shares available for issuance under the plan will not be reduced for awards which are cancelled, or which expire or are forfeited, but will be reduced by the portion of awards settled in cash or withheld in connection with the exercise or settlement of an award (e.g., tax withholding). However, performance units that at the time of issuance can be settled only for cash (and not for stock) will not reduce the number of shares available for issuance under the plan. We do not currently have any performance units outstanding. Net share counting will not be used to determine the number of shares available for awards. In addition, shares tendered in connection with the exercise of an award will not affect the number of shares available for issuance under the plan.

Eligibility.  Our employees, prospective employees, directors or advisors and those of our affiliates selected by the committee (as described below) are eligible to become participants in the Restated Plan. Currently, we intend to use the plan to make grants to approximately 50 employees and 7 directors, although all of our employees and prospective employees are eligible for awards under the plan.

Award Types.  The committee may grant awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, performance shares, performance units, stock awards, or any other stock-based award.

Individual Award Limits.  Subject to certain anti-dilution and other adjustments, no employee may be granted in any calendar year awards covering more than 250,000 shares. In addition, under the Restated Plan, the maximum amount payable to a participant for performance units intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code cannot exceed $2,500,000 in any calendar year.

Administration.  The Restated Plan is administered by the Compensation Committee of our Board of Directors or another committee of two or more directors established by the board from time to time (such committee or such other committee being referred to herein as the committee). Under stock exchange rules, members of the committee are required to satisfy the exchange’s standards for independence, subject to certain narrow exceptions. Subject to the provisions of the Restated Plan, the committee has the power:

•	to prescribe, amend and rescind rules and regulations relating to the plan and to define terms not otherwise defined in the plan;

•	to determine which persons are eligible to participate, to which of such participants, if any, awards shall be granted and the timing of any such awards;

•	to grant awards to participants and determine the terms and conditions of the awards, including the number of shares subject to awards and the exercise or purchase price of such shares and the circumstances under which awards become exercisable or vested or are forfeited or expire, and the extent to which reimbursement to the company or any affiliate of any payment of cash or shares under any award shall be required;

•	to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any award;

•	to prescribe and amend the terms of the agreements or other communications evidencing awards made under the plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to us by participants under the plan;

•	to determine whether, and the extent to which, adjustments are required as a result of any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off or stock dividend;

•	to interpret and construe the plan, any rules and regulations under the plan and the terms and conditions of any award granted under the plan, and to make exceptions to any such provisions in good faith and for our benefit; and

•	to make all other determinations deemed necessary or advisable for the administration of the plan.

Stock Options.  Stock options may be granted as non-qualified stock options or incentive stock options, and must be granted at a price no lower than the fair market value of the stock on the day of grant. Stock options may be exercised during a period of time fixed by the committee, except that no incentive stock option may be exercised more than ten years after the day it is granted. Otherwise, the committee has discretion to determine the number of shares subject to an option (subject to the plan’s stated limits), the vesting, expiration and forfeiture provisions for options, the restrictions on transferability of an option, and any other terms and conditions otherwise consistent with the plan. The exercise price of an option may be paid through various means acceptable to the committee, including in cash or, to the extent allowed by the committee, by delivering (either physically or by attestation) previously owned shares or by delivering to the company the proceeds of shares of the company’s stock issuable under an option. The plan prohibits re-pricing stock options without shareholder approval (including canceling previously awarded stock options and re-granting them with a lower exercise price) and prohibits granting stock options that include a reload feature.

Stock Appreciation Rights.  A stock appreciation right entitles a participant to receive a payment, in cash, common stock, or a combination of both, in an amount equal to the difference between the fair market value of the stock at the time of exercise and the exercise price of the award, which may not be lower than the fair market value of our common stock on the day of grant. Stock appreciation rights may be exercised during the period of time after the grant date fixed by the committee. Stock appreciation rights may be granted either in tandem with, or as a component of, other awards granted under the Restated Plan, or not in conjunction with other awards and may, but need not, relate to a specific option. Stock appreciation rights are generally subject to the same terms and limitations as options or, when granted in tandem with other awards, to the same terms as those other awards. Stock appreciation rights cannot be re-priced without shareholder approval, including canceling previously awarded stock appreciation rights and re-granting them with a lower exercise price.

Restricted Stock, Restricted Stock Units, Deferred Stock Units and Stock Awards.  An award of restricted stock consists of a specified number of shares of our common stock that are subject to restrictions on transfer, conditions of forfeiture, and any other terms and conditions for periods determined by the committee. Prior to the termination of the restrictions, a participant may vote and receive dividends on the restricted stock but may not sell or otherwise transfer the shares. The committee may also make stock awards of common stock without restrictions.

An award of restricted stock units entitles a participant to receive a specified number of shares of common stock upon the expiration of a stated vesting period. It may also include the right to dividend equivalents, if and as so determined by the committee. Unless the committee determines otherwise, once a restricted stock unit vests, the shares of common stock specified in the award will be issued to the participant. A participant who has been awarded restricted stock units may not vote the shares of common stock subject to the units until the shares are issued. Until the vesting period applicable to a restricted stock unit award expires and the shares are issued, the participant also may not transfer or encumber any interest in the restricted stock unit or in any related dividend equivalents.

An award of deferred stock units entitles a participant to receive a specified number of shares of common stock at a specified time in the future. It may also include the right to dividend equivalents, if and as so determined by the committee. Unless the committee determines otherwise, at the specified future time, the shares of common stock specified in the award will be issued to the participant. A participant who has been awarded deferred stock units may not vote the shares of common stock subject to the units until the shares are issued. Until the shares are issued, the participant also may not transfer or encumber any interest in the deferred stock unit or in any related dividend equivalents. The committee has discretion to determine the terms of any award of restricted stock, restricted stock units, or deferred stock units, including the number of shares subject to the award (subject to the plan’s stated limits), and the minimum period, if any, over which the award may vest.

Performance Shares and Performance Units.  A grant of performance shares or performance units entitles a participant to receive cash, common stock (which may be in the form of restricted stock or restricted stock unit), or a combination of both, based on the degree of achievement of pre-established performance targets over a performance cycle determined by the committee. The committee has discretion to determine the terms of any award of performance shares or performance units, including the maximum amount payable (subject to the plan’s stated limits), the performance period, performance criteria (which may be based on financial and/or operational performance and/or personal performance evaluations) and level of achievement versus these criteria, the timing of any payment, restrictions on an award of performance shares or performance units prior to actual payment, forfeiture provisions, and any other terms and conditions consistent with the plan. The committee may specify that all or a portion of an award of performance shares or performance units is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code using “qualifying performance criteria” described below. Performance units that at the time of issuance are designated to be settled only in cash and not in stock do not reduce the number of shares available for issuance under the plan.

Qualifying Performance Criteria.  The committee may establish performance criteria and the level of achievement against such criteria that determines the number of shares of common stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award. The criteria may be based on qualifying performance criteria or other standards of financial performance and/or personal performance evaluations. The committee may also specify a percentage of an award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The performance criteria for that portion of an award must be a measure based on one or more qualifying performance criteria selected by the committee and specified at the time the award is granted. Even if performance goals are satisfied, the committee may reduce the number of shares issued under or the amount paid under an award on the basis of such further considerations as the committee in its sole discretion determines.

Qualifying performance criteria will be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the committee in the award:

•	cash flow;

•	earnings per share;

•	earnings before interest, taxes and amortization;

•	share price performance;

•	return on capital;

•	return on assets or net assets;

•	revenue;

•	net earnings or net income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	operating margin or profit margin;

•	return on operating revenue;

•	return on invested capital;

•	market segment share;

•	brand recognition/acceptance;

•	customer satisfaction;

•	return on equity;

•	total shareholder return;

•	growth in sales;

•	productivity ratios;

•	expense targets;

•	working capital targets; or

•	operating efficiencies.

The committee may appropriately adjust any evaluation of performance under a qualifying performance criterion to exclude any of the following events that occurs during a performance cycle:

•	asset write-down;

•	litigation or claim judgments or settlements;

•	the effect of changes in or under provisions of tax laws, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganizations or restructuring programs; and

•	any extraordinary nonrecurring items described in FASB Accounting Standards Codification 255-20, formerly Accounting Principles Board Opinion No. 30, and/or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to shareholders for the applicable year.

Any qualifying performance criteria must be objectively determinable, must be established by the committee while the outcome for the performance cycle is substantially uncertain and while no more than 90 days, or if less, 25% of the number of days in the performance cycle have passed, and must otherwise meet the requirements of Section 162(m) of the Internal Revenue Code.

Burn Rate.  Consistent with guidance suggested by Institutional Shareholder Services, Inc. (“ISS”), we determine the average annual percentage of our outstanding common stock subject to awards made under our 2006 Plan, also known as our burn rate, by adding the number of options and the number of full value shares awarded under the plan, and dividing that amount by the weighted average common shares outstanding. Full value shares are shares in which the recipient receives the entire value of the award upon vesting, e.g., restricted stock; consistent with ISS’ suggested guidance, we determine the number of full value shares by multiplying the actual number of restricted shares awarded times a multiplier that is determined based on the volatility of our stock price over a 200 day period. In fiscal 2010, this multiplier was 2.5.

Since adoption of the 2006 Plan, our three-year burn rate has been well within caps suggested by ISS, except in fiscal 2010, when it was 3.68%. As the table below illustrates, ISS’ suggested three-year burn rate in fiscal 2010 was significantly lower than in previous years, primarily resulting from extraordinary market volatility. Further, as discussed above, we expect that the number of additional authorized shares requested under the Restated Plan will suffice for anticipated awards for the next three years. During this time, we fully expect to be within ISS’ suggested burn rate guidance.

	ISS Suggested
	Three-Year	G&K Three-Year
Fiscal Year	Burn Rate (%)	Burn Rate (%)
2008	4.05	3.27
2009	4.01	3.21
2010	2.89	3.68

In the table above, the three-year burn rate calculation for fiscal 2008 includes only two years of grants made under the 2006 Plan, as the plan was not approved until August 2006.

In light of prevailing continued difficult economic conditions and significant market volatility, ISS recognized that the 2010 three-year burn rate caps decreased for Russell 3000 companies in our Global Industrial Classification Standards Peer Group (2020 Commercial Services and Supplies). As such, ISS provided additional flexibility in terms of how companies may meet its suggested burn rate caps. Accordingly, we have committed that, during each of the three years following adoption of the Restated Plan, our three-year burn rate will not exceed 3.45%, ISS’ average burn rate cap for 2009 and 2010. This commitment will protect our shareholders against inappropriate levels of dilution resulting from equity awards and maintain our ability to attract and retain highly qualified employees.

Transferability.  Awards are not transferable or assignable unless provided otherwise by the committee. The committee may grant or amend an award to allow transfer or assignment to certain family members and in other limited circumstances.

Amendment and Termination.  Our board or the committee may modify, suspend, or terminate the plan, but may not, without the prior approval of our shareholders, make any change to the plan that increases the total amount of common stock which may be awarded (except to reflect changes in capitalization), increases the individual maximum award limits (except to reflect changes in capitalization), changes the class of persons eligible to participate, reduces the exercise price of outstanding stock options or stock appreciation rights, or otherwise amends the plan in any manner requiring shareholder approval by law or under the applicable exchange listing requirements.

International Participants.  The committee has the authority to adjust the terms of the plan or awards to participants who reside or work outside the United States and who are not NEOs in order to conform to local law or to obtain any favorable tax treatment for the participant or the company or an affiliate.

Miscellaneous.  On September 21, 2010, the closing market price of a share of our common stock was $22.66, and there were 1,067,197 stock option awards outstanding under the 2006 Plan. Information about restricted stock and options granted in 2010 under the 2006 Plan to our NEOs can be found in the table under the heading “Grants of Plan Based Awards in Fiscal 2010” on page 14. Under the 2006 Plan, in fiscal year 2010, we made the following grants: 65,810 shares of restricted stock and options covering 94,402 shares to current executive officers (including NEOs) as a group; 43,055 shares of restricted stock and options covering 58,084 shares to all employees (excluding executive officers and NEOs) as a group and 9,600 shares of restricted stock and options covering 20,400 shares to our non-employee directors. Additionally, on August 19, 2010, the company granted 86,595 shares of restricted stock and granted options covering 203,256 shares to executive officers (including NEOs) as a group and granted 35,407 shares of restricted stock and options covering 53,755 shares to all employees (excluding executive officers and NEOs) as a group. We currently have 442,054 shares remaining available for future use.

Additional information about the 2006 Plan is provided under “Equity Compensation Plan Information” on page 31.

No information can be provided with respect to options or awards that may be granted in the future under the Restated Plan. Such awards are within the discretion of the committee. The committee has not determined future awards or who might receive them.

Certain Federal Income Tax Consequences
The following discussion of the federal income tax consequences of the Restated Plan is intended to be a summary of applicable federal law as currently in effect. Foreign, state and local tax consequences may differ and may be amended or interpreted differently during the term of the Restated Plan or of awards granted thereunder. Because the federal income tax rules governing awards and related payments are complex and subject to frequent change, award holders are advised to consult their individual tax advisors.

Non-Qualified Stock Options.  A participant who is granted a non-qualified stock option will not recognize income and we will not be allowed a deduction at the time the option is granted. When a participant exercises a non-qualified stock option, the difference between the exercise price and any higher market value of the stock on the date of exercise (the “stock option gains”) will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the company or a subsidiary. The company or a subsidiary is obligated to report and (if the participant is or was an employee) withhold on the amount of ordinary income. The capital gain holding period of the shares acquired will begin one day after the date the stock option is exercised. When a participant disposes of shares acquired by the exercise of the option, any amount received that is more than the fair market value of the shares on the exercise date will be treated as short-term or long-term capital gain, depending upon the holding period of the shares. If the amount received is less than the market value of the shares on the exercise date, the loss will be treated as short-term or long-term capital loss, depending upon the holding period of the shares.

Incentive Stock Options.  Only employees can be issued incentive stock options. An employee who is granted an incentive stock option also will not recognize income and the company will not be allowed a deduction at the time the option is granted. When a participant exercises an incentive stock option while employed by the company or a subsidiary or within the three-month period (one-year period, in the case of disability) after his or her employment ends, the participant will not recognize any ordinary income at that time. However, any excess of the fair market value of the shares acquired by such exercise over the exercise price will be an item of tax preference for purposes of any federal alternative minimum tax applicable to individuals. If the shares acquired upon exercise are disposed of more than two years after the date of grant and one year after the date of transfer of the shares to the participant (“statutory holding periods”), any sale proceeds that exceed the total exercise price of these shares will be long-term capital gain. Except in the event of the optionee’s death, if the shares are disposed of prior to the expiration of the statutory holding periods (a “Disqualifying Disposition”), generally, the amount by which the fair market value of the shares at the time of exercise exceeds the total exercise price will be ordinary income. If a Disqualifying Disposition occurs, we will be entitled to a federal income tax deduction for a similar amount.

Stock Appreciation Rights.  The grant of a stock appreciation right payable is generally not a taxable event for a participant. Upon exercise of the appreciation right, the participant will generally recognize ordinary income equal to the fair market value of any shares or cash received. We will be entitled to a tax deduction at the same time for the same amount and will be obligated to report and (if the participant is or was an employee) withhold on that amount. The participant’s later sale of any shares received generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains (or losses) will be treated as short-term or long-term capital gains (or losses), depending upon the holding period of the shares.

Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares and Stock Awards.  Grantees of restricted stock, performance shares or stock awards (to the extent such stock awards are unvested at the time of grant) do not recognize income at the time of the grant of such awards. Grantees of restricted stock units and deferred stock units also do not recognize income at the time of the grant of the awards. However, when the award vests (for restricted stock, performance shares or stock awards) or is paid (for restricted stock units or deferred stock units), the grantee generally recognizes ordinary income in an amount equal to the fair market value of the stock or cash at such time. We will receive a corresponding deduction and will be required to report and (if the participant is or was an employee) withhold at that time.

A participant could, within 30 days after the date of an award of restricted stock, performance shares or stock awards (but not an award of restricted stock units or deferred stock units), elect to report compensation income for the tax year in which the award occurs. If the participant makes such an election, the amount of compensation income would be the value of the award at the time of grant. Any later appreciation in the value of the award would be treated as capital gain and realized only upon the sale of the stock subject to the award. If, however, the award is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount earlier taken into income. Upon the sale of shares subject to the award, a participant would realize capital gain (or loss) in the amount of the difference between the sale price and the value of the shares previously reported by the participant as compensation income. We would receive a deduction at the time and in the amount of the compensation income included by the participant. We would also be required to report and (if the participant is or was an employee) withhold on that compensation income.

Performance Units.  A participant will not have taxable income upon the grant of a contingent right to a performance unit. Rather, taxation will be postponed until the performance unit becomes payable. At that time, the participant will recognize ordinary income equal to the value of the amount then payable. We would receive a deduction at the time and in the amount of the compensation income included by the participant. We would also be required to report and (if the participant is or was an employee) withhold on that compensation income.

Tax Withholding.  In connection with awards under the plan, the company may withhold from any cash otherwise payable to a participant or require a participant to remit to the company an amount sufficient to satisfy federal, state, local and foreign withholding taxes. Tax withholding obligations could be satisfied by withholding shares to be received upon exercise of an option or stock appreciation right, the vesting of restricted stock, performance share or stock award, or the payment of a restricted stock unit, deferred stock unit, or performance unit or, with the consent of the committee, by delivery to the company of previously owned shares of common stock. We are permitted to reasonably delay the issuance or delivery of shares if we need to do so to meet our withholding obligations.

Company Deduction and Section 162(m).  For our NEOs, Section 162(m) of the Internal Revenue Code limits the amount of compensation otherwise deductible by us and our subsidiaries for such year to $1,000,000 for each such individual, except to the extent that such compensation is “performance-based compensation.” We expect that non-qualified stock options, incentive stock options and stock appreciation rights should qualify as performance-based compensation. We also expect to issue performance units that will be settled only in cash, and not in stock, to our Chief Executive Officer, and possibly other NEOs, that will also qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. The committee may establish performance conditions and other terms with respect to grants of restricted stock, restricted stock units, performance shares and performance units in order to qualify such grants as performance-based compensation for purposes of this section. At the time of grant, the committee will determine the extent to which such grant will be performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. In addition, the committee will certify the extent to which the qualifying performance criteria have been satisfied before any payment is made that is intended to qualify as performance-based compensation.

Important Disclaimer Regarding Tax Advice Under Treasury Circular 230. The tax discussion set forth in this proxy statement is intended only as a general guide to the possible tax consequences of incentives issued under the plan. Such tax discussion is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer. Each recipient of awards under the plan should seek tax advice based on such recipient’s particular circumstances from an independent tax advisor.

Equity Compensation Plan Information
The following table sets forth certain information as of July 3, 2010 with respect to equity compensation plans under which securities are authorized for issuance:

			Number of
			Securities
			Remaining
			Available for
			Future Issuance
	Number of		Under Equity
	Securities to be	Weighted-	Compensation
	Issued Upon	Average Exercise	Plans (Excluding
	Exercise of	Price of	Securities
	Outstanding	Outstanding	Reflected in
	Options (A)	Options ($)	Column (A)(1))
Equity compensation plans approved by security holders(2):
Employee Plans(3)	628,842	34.94	–
1996 Directors’ Stock Option Plan	40,500	35.79	–
2006 Equity Compensation Plan	811,735	33.40	817,158

Total	1,481,077		817,158
Equity compensation plans not approved by stockholders:
None	–	–	–
Total	–	–	–

(1)	In our Annual Report on Form 10-K filed for our fiscal year ended July 3, 2010, in Item 5 and in the Share Based Payment Plans footnote to our financial statements, we inadvertently misstated the number of equity awards remaining available for grant as 541,196. This number should have been 817,158, as is stated above. Additionally, in August 2010, we granted 122,002 shares of restricted stock and options covering 257,011 shares of common stock to our employees. As a result, as of September 7, 2010, only 442,054 shares remained available for future issuance under the 2006 Plan.

(2)	See Note 11 to the audited financial statements for the fiscal year ended July 3, 2010.

(3)	Includes our 1989 Stock Option and Compensation Plan and 1998 Stock Option and Compensation Plan.

PROPOSAL NUMBER 3:

To Ratify the Appointment of Independent Auditors

Our Board of Directors and management are committed to the quality, integrity and transparency of the company’s financial reports. Independent auditors play an important part in our system of financial control. In accordance with the duties set forth in its written charter, the Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our independent auditors for the 2011 fiscal year. A representative of Ernst & Young will attend this year’s annual meeting and will be available to respond to appropriate questions from shareholders, and also will have the opportunity to make a statement if he or she desires to do so.

If the shareholders do not ratify the appointment of Ernst & Young, the Audit Committee may reconsider its selection, but is not required to do so. Notwithstanding the proposed ratification of the appointment of Ernst & Young by the shareholders, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year without notice to, or the consent of, the shareholders, if the Audit Committee determines that such a change would be in our best interest.

Fees Billed to Company by Auditors:
Set forth below are the fees billed by Ernst & Young for the fiscal years ended July 3, 2010 and June 27, 2009:

	Fiscal Year	Fiscal Year
	Ended	Ended
	July 3, 2010 ($)	June 27, 2009 ($)
Audit Fees(1)	548,986	753,789
Audit-Related Fees(2)	9,424	9,173
Tax Fees(3)	372,600	209,446
All Other Fees	7,840	—

Total	938,850	972,408

(1)	Represents amounts related to the audit of our annual consolidated financial statements and internal control over financial reporting and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q.

(2)	Represents amounts reasonably related to the performance of the audit or review of our consolidated financial statements which are not reported under the Audit Fees category.

(3)	Represents fees related to tax compliance and tax planning services.

The Audit Committee of our Board of Directors has reviewed the services described in footnotes (2) and (3) above provided by Ernst & Young as well as the amounts billed for such services, and after consideration has determined that the receipt of these fees by Ernst & Young is compatible with the provision of independent audit services. The Audit Committee has discussed these services and fees with Ernst & Young and management to determine that they are appropriate under applicable rules and regulations.

Pre-Approval Policy
All services performed by Ernst & Young have been pre-approved in accordance with the Audit Committee charter. The charter provides that all audit and non-audit accounting services that are permitted to be performed by our independent accountant under applicable rules and regulations must be pre-approved by the Audit Committee or by designated independent members of the Audit Committee, other than with respect to de minimus exceptions permitted under Section 202 of the Sarbanes-Oxley Act.

Prior to or as soon as practicable following the beginning of each fiscal year, a description of audit, audit-related, tax and other services expected to be performed by Ernst & Young in the following fiscal year is presented to the Audit Committee for approval. Following such approval, any requests for audit, audit-related, tax and other services not presented and pre-approved must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, may be delegated to one or more members of the Audit Committee who are independent directors. In the event such authority is so delegated, the Audit Committee must be updated at the next regularly scheduled meeting with respect to any services that were granted specific pre-approval by delegation. During the fiscal year 2010 the Audit Committee has functioned in conformance with these procedures.

GOVERNANCE OF THE COMPANY

Board of Directors and Committees

Board of Directors
In May 2009, our board made the decision to separate the office of Chairman of the Board from the office of Chief Executive Officer and appointed Mr. M. Lenny Pippin Chairman of the Board. As Chairman, Mr. Pippin’s primary responsibilities include managing the board, facilitating communication among directors and between the board and management, leading Chief Executive Officer succession planning and leading the board self-evaluation process. We believe our board structure supported the transition in corporate leadership in 2009.

Our board understands that there is no single, generally accepted approach to providing board leadership and that, given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. As such, our board will review periodically whether to retain a non-executive in the Chair position. This review will consider the pros and cons of alternative leadership structures in light of our operating and governance environment at the time, with the goal of achieving the optimal model for effective oversight of management by our board.

Our board has also established the following committees to assist with providing oversight to the company: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Our board has adopted a written charter for each of its committees, copies of which are available at our website at http://www.gkservices.com.

Our board held five meetings during fiscal 2010, all of which were held in person, and took action by written consent one time. No director attended fewer than 75% of the aggregate number of meetings of the board and the committees of the board on which such director served during the 2010 fiscal year.

Director Attendance at Annual Meetings of Shareholders
We do not have a formal policy with respect to attendance by board members at the annual meeting of shareholders, but all directors are encouraged to attend, and we attempt to coordinate scheduling of our annual meeting of shareholders to accommodate attendance by directors. All but one of our directors attended our fiscal 2009 annual meeting of shareholders.

Independence
With the exception of Messrs. Milroy and Wright, all of the members of our board are independent within the meaning of applicable NASDAQ Global Select Market and SEC rules. When considering the independence of directors, the board determined that Mr. Doyle’s position as President and Chief Executive Officer of Domino’s Pizza, Inc., which is a customer of the company, did not impair the independence of Mr. Doyle. All of the transactions with Domino’s Pizza were conducted on arms length terms in the ordinary course of business, and the amount involved with the transactions represent less than 1% of the revenues of Domino’s Pizza.

Board Oversight of Company Risk
We rely on our comprehensive enterprise risk management process (ERM) to aggregate, monitor, measure and manage risks. Through our ERM process, our board and management work together to identify, assess and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. As a part of our ERM process, management regularly reviews the effectiveness of our risk management practices and capabilities to determine our risk exposure. Management then elevates certain key risks for discussion at the board level. Our board, with the assistance of management, also annually assesses the effectiveness of our ERM program. Our ERM program is overseen by our board; our Vice President and General Counsel, who is a member of our executive team, and our Director of Internal Audit share day-to-day management responsibility for this program.

Additionally, our Audit Committee is primarily responsible for oversight of our policies and practices concerning internal control over financial reporting and risk assessments related to such internal controls. Our Audit Committee reviews and takes appropriate action with respect to the company’s annual and quarterly financial statements, the internal audit program and disclosures made with respect to the company’s internal controls. To facilitate these risk oversight responsibilities, the committee receives regular briefings from members of management on the internal audit plan, Sarbanes-Oxley 404 compliance, significant litigation, ethics program matters and health, safety and environmental matters. The committee also regularly holds executive sessions with representatives of our independent public accounting firm.

In addition to the Audit Committee’s role in financial risk oversight, each of the other board committees considers risk as it relates to its particular areas of responsibility. Our Compensation Committee oversees and administers our incentive and equity compensation programs to ensure that the programs create incentives for strong operational performance and for the long-term benefit of the company and its shareholders without incentivizing undue risk. The committee receives regular briefings from our Senior Vice President, Human Resources, our Vice President and General Counsel, our Director of Compensation and Benefits and the committee’s retained compensation consultant on compensation matters. Finally, our Corporate Governance Committee oversees risks related to board composition and governance matters and receives regular briefings from our Vice President and General Counsel.

Corporate Governance Committee
We have established a Corporate Governance Committee of the Board of Directors comprised solely of “independent directors” (as defined by applicable rules and regulations of the Securities Exchange Commission, NASDAQ Global Select Market and other relevant regulatory bodies), one of whom also serves on the Compensation Committee of the board. The primary roles of the Corporate Governance Committee are to monitor the effectiveness of the board in carrying out certain responsibilities, to assure appropriate board composition, to recommend a Chief Executive Officer and review annually the performance of the company’s Chief Executive Officer and the operation of the Board of Directors (including its Chairman and its various committees) and to assure that succession plans for senior management are developed and implemented. In addition, the Corporate Governance Committee presents qualified director candidates to the full board and considers qualified nominees recommended by shareholders.

The Corporate Governance Committee, which presently consists of Chair M. Lenny Pippin and Mr. Bronson, held four meetings during fiscal 2010, all of which were held in person, and took action by written consent one time. The Corporate Governance Committee has one member in common with the Compensation Committee. The Chair and members of the Corporate Governance Committee are appointed by our board at its annual organizational meeting.

Audit Committee
We have established an Audit Committee of the Board of Directors which assists the board in fulfilling certain oversight responsibilities and consists solely of independent directors. The Audit Committee operates pursuant to a written charter adopted by the board. As set forth in the charter, the primary responsibilities of the Audit Committee include serving as an independent and objective party to monitor our financial reporting process and the system of internal control over financial reporting; reviewing and appraising the audit results of our independent auditors and internal audit department; and providing an open avenue of communication among the independent auditors, financial and senior management, the internal audit department, and our board. The charter also requires that the Audit Committee appoint our independent auditors and review and pre-approve the performance of all audit and non-audit accounting services to be performed by our independent auditors, other than services falling within the de minimus exceptions permitted under Section 202 of the Sarbanes-Oxley Act.

The Audit Committee, which presently consists of Chair Alice M. Richter, Ms. Crump-Caine and Mr. Mrozek, held ten meetings during fiscal 2010, three of which were held in person and seven of which were conducted by telephone, and did not take action by written consent. The Audit Committee met and held discussions with management and representatives from Ernst & Young prior to the public release of earnings information for each of our completed fiscal periods, and prior to each Quarterly Report on Form 10-Q and Annual Report on Form 10-K being filed with the Securities and Exchange Commission.

Our Board of Directors has determined that two members of the Audit Committee, specifically Ms. Richter and Mr. Mrozek, are “Audit Committee Financial Experts” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Exchange Act of 1934. In addition, each member of the Audit Committee is an “independent director,” as such term is defined in Rule 5605(a)(2) of the NASDAQ Global Select Market’s listing standards, and meets the criteria for independence set forth in Rule 5605(c)(2) of the NASDAQ Global Select Market’s listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. Our Board of Directors has also determined that each of the Audit Committee members is able to read and understand fundamental financial statements and that at least one member of the Audit Committee has past employment experience in finance or accounting.

Compensation Committee
The Compensation Committee of the Board of Directors, which presently consists of Chair Wayne M. Fortun and Messrs. Bronson and Doyle, held six meetings during fiscal 2010, five of which were held in person and one of which was conducted by telephone, and did not take action by written consent. All members of the Compensation Committee are “independent directors” within the meaning of the NASDAQ Global Select Market’s Rule 5605(a)(2) and “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934. The Compensation Committee reviews our remuneration policies and practices and makes recommendations to our board in connection with all compensation matters affecting our NEOs.

Ability of Shareholders to Communicate with the Company’s Board of Directors
We have established means for shareholders and others to communicate with our board. If a shareholder wishes to address a matter regarding our financial statements, accounting practices or internal controls, the matter should be submitted in writing addressed to the Chair of the Audit Committee in care of the Corporate Secretary at our headquarters address. If the matter relates to our governance practices, business ethics or corporate conduct, it should be submitted in writing addressed to the Chair of the Corporate Governance Committee in care of the Corporate Secretary at our headquarters address. If the matter relates to our compensation practices, it should be submitted in writing addressed to the Chair of the Compensation Committee in care of the Corporate Secretary at our headquarters address. If a shareholder is unsure where to direct a communication, the shareholder may direct it in writing to the Chairman of the Board of Directors, or to any one of the independent directors of the company, in care of the Corporate Secretary at our headquarters address. As appropriate, these shareholder communications will be forwarded by the Corporate Secretary to the appropriate addressee.

Report of the Audit Committee

The Audit Committee has reviewed our audited consolidated financial statements for the last fiscal year, and has discussed them with management and the independent registered public accounting firm.

Specifically, the Audit Committee has discussed with Ernst & Young the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence, including a consideration of the compatibility of non-audit services with such independence.

The Audit Committee, based on the review and discussions described above with management and Ernst & Young, has recommended to our Board of Directors, which adopted this recommendation, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for fiscal 2010 for filing with the Securities and Exchange Commission.

As reported:

Lynn Crump-Caine
Ernest J. Mrozek
Alice M. Richter

The Audit Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such acts.

Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee was during fiscal 2010 an officer, former officer or employee of the company or any of its subsidiaries. During fiscal 2010, none of our executive officers served as a member of (i) the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of our Board of Directors, (ii) the board of directors of another entity, one of whose executive officers served on the Compensation Committee of our Board of Directors, or (iii) the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of our Board of Directors.

Consideration of Director Candidates
The Corporate Governance Committee, together with the Chairman of the Board and other directors, recruits director candidates and presents qualified candidates to the board for consideration. At each annual shareholders’ meeting, the board proposes to the shareholders a slate of nominees for election or re-election to the board. Shareholders may propose director nominees for consideration by the Corporate Governance Committee by submitting a recommendation in writing to the Chair of the Corporate Governance Committee, in care of our Corporate Secretary at our headquarters address. We use third party search firms to locate and evaluate qualified candidates.

Qualified director candidates, whether identified by shareholders or otherwise, will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The Corporate Governance Committee will consider each candidate’s general business and industry experience, his or her ability to act on behalf of shareholders, overall board diversity, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating board nominees. The Corporate Governance Committee seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. The Corporate Governance Committee considers a number of factors in its evaluation of diversity, including diversity with respect to viewpoint, skills, experience, community involvement, geography, age, race, gender and ethnicity. Based on these factors and the qualifications and background of each director, we believe the current composition of our board is diverse.

If the Corporate Governance Committee approves a candidate for further review following an initial screening, the Corporate Governance Committee will establish an interview process for the candidate. Generally, the candidate will meet with at least a majority of the members of the Corporate Governance Committee, along with the Chairman of the Board and our Chief Executive Officer. Contemporaneously with the interview process, the Corporate Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The Corporate Governance Committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the board. The Corporate Governance Committee will also take into consideration the candidate’s personal attributes, including personal integrity, and concern for the company’s success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital role in our good corporate citizenship and image, time available for meetings and consultation on company matters, and willingness to assume broad, fiduciary responsibility.

Shareholders who wish to nominate a candidate for election to our board at the annual meeting must comply with our advance notice bylaw described elsewhere in this proxy statement.

Code of Business Conduct and Ethics
We have adopted a Code of Conduct for our Board of Directors and a Code of Ethical Conduct for Senior Executives and Financial Managers. The latter of these codes, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. These codes are posted on our website at http://www.gkservices.com. We will promptly disclose on our website amendments to certain provisions of these codes, and any waivers of provisions of these codes required to be disclosed under the rules of the SEC or the NASDAQ Global Select Market.

Voting Securities and Principal Holders Thereof
The following table sets forth, as of September 7, 2010, the record date for the annual meeting, certain information with regard to the beneficial ownership of our common stock and the voting power resulting from the ownership of such stock by (i) all persons known by us to be the owner, of record or beneficially, of more than 5% of our outstanding common stock, (ii) each of our directors and each of the nominees for election to our board, (iii) each NEO, and (iv) all executive officers and directors as a group, without regard to whether such persons are also reporting persons for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, the address of each of the following persons is 5995 Opus Parkway, Minnetonka, Minnesota 55343.

	Class A Common Stock
	Number of	Percent
Name of Beneficial Owner(1)	Shares	of Class
Wright, Jeffrey L.(2)	140,482	*
Milroy, Douglas A.(3)	138,382	*
Wood, Robert G.(4)	86,529	*
Curran, Timothy N.(5)	54,103	*
Fortun, Wayne M.(6)	26,535	*
Pippin, M. Lenny(7)	21,200	*
Cotter, Jeffrey L.(8)	19,452	*
Bronson, John S.(9)	19,000	*
Richter, Alice M.(9)	18,500	*
Doyle, J. Patrick(10)	17,000	*
Mrozek, Ernest J.(10)	17,000	*
Crump-Caine, Lynn(11)	5,600	*
All executive officers and directors as a group (12 persons)(12)	563,783	3.04%

Dimensional Fund Advisors, Inc.(13) 6300 Bee Cave Road Austin, TX 78746	1,562,448	8.41%

Barclays Global Investors NA(13) 400 Howard Street San Francisco, CA 94105	1,401,367	7.55%

T. Rowe Price Associates, Inc.(13) 100 East Pratt Street Baltimore, MD 21202	1,240,240	6.68%

*	Indicates an amount less than 1%.

(1)	Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of such person or group.

(2)	Includes 71,786 shares subject to stock options that are exercisable within 60 days and 42,306 shares of unvested restricted stock. Also includes 21,930 shares for which Mr. Wright shares voting power with his spouse.

(3)	Includes 51,241 shares subject to stock options that are exercisable within 60 days and 67,065 shares of unvested restricted stock. Also includes 3,000 shares for which Mr. Milroy shares voting power with his spouse.

(4)	Includes 51,326 shares subject to stock options that are exercisable within 60 days and 22,019 shares of unvested restricted stock. Also includes 4,720 shares pledged as security against a line of credit.

(5)	Includes 29,764 shares subject to stock options that are exercisable within 60 days and 19,215 shares of unvested restricted stock.

(6)	Includes 13,700 shares subject to stock options that are exercisable within 60 days.

(7)	Includes 18,300 shares subject to stock options that are exercisable within 60 days.

(8)	Includes 6,424 shares subject to stock options that are exercisable within 60 days and 11,563 shares of unvested restricted stock.

(9)	Includes 12,700 shares subject to stock options that are exercisable within 60 days.

(10)	Includes 11,700 shares subject to stock options that are exercisable within 60 days.

(11)	Includes 4,400 shares subject to stock options that are exercisable within 60 days.

(12)	Includes 295,741 shares subject to stock options that are exercisable within 60 days and 162,168 shares of unvested restricted stock.

(13)	Based solely upon the most recent report filed with the Securities and Exchange Commission pursuant to Rule 13f-1 of the Securities Exchange Act of 1934, as amended.

The foregoing footnotes are provided for informational purposes only and each person disclaims beneficial ownership of shares owned by any member of his or her family, or held in trust for any other person, including family members, or held by a family limited partnership or foundation.

Certain Transactions
Our board reviews and approves any transactions with related parties in which the related person has or will have a material direct or indirect interest. Our board’s related review and approval policies are not in writing, but in conducting such reviews and approving such transactions, among other things, our board considers the type of transaction proposed, appropriate regulatory requirements, the monetary value of the transaction, the nature of the goods and/or services involved and whether the transaction may influence the related person’s ability to exercise independent business judgment when conducting the company’s business and affairs.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NASDAQ Global Select Market. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to the company, or written representations that no Forms 5 were required, we believe that during fiscal 2010, our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

Proposals of Shareholders for the 2011 Annual Meeting

Rule 14a-8
Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in our 2011 proxy statement. These shareholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary. Failure to deliver a proposal by one of these means may result in it not being deemed timely received. We must receive all submissions no later than June 7, 2011. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement.

Advance Notice Provision
Our Amended and Restated Bylaws also have an advance notice procedure that shareholders must comply with to bring business before an annual meeting of shareholders, including the nomination of directors. The advance notice procedure requires that a shareholder interested in presenting a proposal for action at an annual meeting of shareholders must deliver a written notice of the proposal, together with certain specified information relating to such shareholder’s stock ownership, identity and other matters, to our Corporate Secretary at least 120 days in advance of the date that our proxy statement was released to shareholders in connection with the previous year, or if no annual meeting was held, or if the date of the annual meeting has changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received not less than 120 days in advance of the first date that the solicitation was made. We currently contemplate mailing our 2010 proxy statement to our shareholders in late September 2010. Therefore, proposals must be submitted in accordance with the foregoing by June 7, 2011.

Due to the complexity of the respective rights of the shareholders and the company under Rule 14a-8 and the advance notice provision, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. We suggest that any such proposal be submitted to us by certified mail, return receipt requested.

Discretionary Proxy Voting Authority/
Untimely Shareholder Proposals
Rule 14a-4 promulgated under the Securities and Exchange Act of 1934 governs our use of our discretionary proxy voting authority with respect to a shareholder proposal that the shareholder has not sought to include in our proxy statement. As set forth above, shareholders must comply with the advance notice procedure in our bylaws if they are to submit a proposal for consideration at our annual meeting. We do not intend to entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our bylaws. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such shareholder proposal or nomination.

Shareholders Sharing an Address
Shareholders sharing an address with another shareholder may receive only one copy of our annual report and proxy materials at that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate annual report or set of proxy materials now or in the future may write us to request a separate copy of these materials from Investor Relations, G&K Services, Inc., 5995 Opus Parkway, Minnetonka, MN 55343, or by calling Investor Relations, at (952) 912-5500. Any shareholders sharing an address with another shareholder can request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies of annual reports or proxy statements by contacting us as set forth above.

Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended July 3, 2010, as filed with the SEC, including the financial statements, schedules and list of exhibits, and any exhibit specifically requested, will be furnished without charge to any shareholder upon written request. Please write or call our Director of Investor Relations at the following address or telephone number: G&K Services, Inc., 5995 Opus Parkway, Minnetonka, Minnesota 55343; phone (952) 912-5500. You may also access a copy of our Form 10-K on both our website at http://www.gkservices.com and the SEC’s website at http://www.sec.gov.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on November 4, 2010
Our proxy statement and 2010 Annual Report are available at www.gkservices.com.

Directions to the Meeting
You may request directions to the annual meeting by writing or calling our Director of Investor Relations at the following address or telephone number: G&K Services, Inc., 5995 Opus Parkway, Minnetonka, Minnesota 55343; phone (952) 912-5500.

Solicitation
We will bear the cost of preparing, assembling and mailing the proxy, proxy statement, annual report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition our officers and regular employees may solicit proxies personally, by telephone, by special letter, or via the Internet.

Our Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors
G&K Services, Inc.

Jeffrey L. Cotter
Vice President, General Counsel and Corporate Secretary

ANNEX A

G&K SERVICES, INC.
~~2006~~
RESTATED
 EQUITY INCENTIVE PLAN
(2010)

1.	Purpose. The purpose of
the
G&K Services, Inc.~~2006~~
Restated
 Equity Incentive Plan (
2010) (
the “Plan”) is to motivate directors, key employees and advisors to produce a superior return to the ~~stockholders~~
shareholders
 of G&K Services, Inc. by offering them an opportunity to participate in stockholder shareholder
 gains, by facilitating stock ownership and by rewarding them for achieving a high level of corporate financial performance. The Plan is also intended to facilitate recruiting and retaining talented executives for key positions by providing an attractive capital accumulation opportunity. The Plan was initially
adopted by the Board (as defined below)~~on August 23, 2006,~~
as the G & K Services, Inc. 2006 Equity Incentive Plan on August 23, 2006, and approved by the shareholders at the annual meeting of shareholders held November 16, 2006. The Plan as restated was adopted by the Board on August 19, 2010, subject to the approval of ~~stockholders~~
shareholders
 at the annual meeting of ~~stockholders~~
shareholders
 scheduled for November ~~16, 2006.~~
4, 2010.

2. Definitions.

2.1.	The following terms, whenever used in this Plan, shall have the meanings set forth below:

(a)	“Affiliate” means any corporation or limited liability company, a majority of the voting stock or membership interests of which is directly or indirectly owned by the Company, and any partnership or joint venture designated by the Committee in which any such corporation or limited liability company is a partner or joint venturer.

(b)	“Award” means a grant made under this Plan in the form of Performance Shares, Restricted Stock, Restricted Stock Units, Options, Performance Units, Stock Appreciation Rights, or Stock Awards.

(c)	“Award Agreement” means a written agreement or other communication evidencing the terms and conditions of an Award in the form of either an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or a certificate, notice, term sheet or similar communication.

(d)	“Beneficiary” means the person or persons determined in accordance with Section 13.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Change in Control” means the occurrence of any of the following events:

(i)	any “Person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”) (other than the Company or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “Beneficial Owner” within the meaning of Rule 13d-3 promulgated under the Act of 30% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlling, controlled by, or under common control with, the Company;

(ii)	a change in the composition of the Board since August 23, 2006, (the “Effective Date”), such that the individuals who, as of such date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s~~stockholders~~
shareholders
, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board shall not be deemed a member of the Incumbent Board;

(iii)	a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 60% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportion as their ownership immediately prior to such Corporate Transaction; or

(iv)	the sale, transfer or other disposition of all or substantially all of the assets of the Company.

(g)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(h)	“Committee” has the meaning set forth in Section 3.

(i)	“Company” means G&K Services, Inc., a Minnesota corporation.

(j)	“Deferred Stock Units” has the meaning set forth in Section 9.

(k)	“Employee” means an individual who is a common law employee (including an officer or director who is also an employee) of the Company or an Affiliate.

(l)	“Fair Market Value” means, on a given date, (i) if there should be a public market for the Shares on such date, the price at which a Share was last sold (i.e., closing market price) on the principal United States market for the Shares, or, if no sale of Shares shall have been reported on such principal United States market on such date, then the immediately preceding date on which sales of the Shares have been so reported shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(m)	“Incentive Stock Option” means any Option designated as such and granted in accordance with the requirements of Section 422 of the Code.

(n)	“Non-Qualified Stock Option” means an Option other than an Incentive Stock Option.

(o)	“Option” means a right to purchase Stock awarded under Section 10.

(p)	“Other Stock-Based Awards” means Awards granted pursuant to Section 12.

(q)	“Participant” means a person described in Section 5 designated by the Committee to receive an Award under the Plan.

(r)	“Performance Cycle” means the period of time as specified by the Committee over which Performance Shares or Performance Units are to be earned.

(s)	“Performance Shares” means an Award made pursuant to Section 6 which entitles a Participant to receive Shares, their cash equivalent, or a combination thereof, based on the achievement of performance targets during a Performance Cycle.

(t)	“Performance Units” means an Award made pursuant to Section 6 which entitles a Participant to receive cash, Stock, or a combination thereof, based on the achievement of performance targets during a Performance Cycle.

(u)	“Plan” means ~~this 2006~~ the G&K Services, Inc. Restated Equity Incentive Plan (2010) , as amended from time to time.

(v)	“Qualifying Performance Criteria” has the meaning set forth in Section 16.2.

(w)	“Restricted Stock” means Stock granted under Section 7 that is subject to restrictions imposed pursuant to said Section.

(x)	“Restricted Stock Unit” means a grant under Section 9 of the right to receive a Share subject to vesting and such other restrictions imposed pursuant to said Section, together with dividend equivalents with respect to such Share if and as so determined by the Committee.

(y)	“Share” means a share of Stock.

(z)	“Stock” means the Class A Common Stock, $.50 par value per share, of the Company, as such class of Stock may be redesignated or renamed from time to time.

(aa)	“Stock Appreciation Right” means a right awarded to a Participant pursuant to Section 11 that entitles the Participant to receive, in cash, Stock or a combination thereof, as determined by the Committee, an amount equal to or otherwise based on the excess of (a) the Fair Market Value of a Share at the time of exercise over (b) the exercise price of the right, as established by the Committee on the date the Award is granted.

(bb)	“Stock Award” means an award of Stock granted to a Participant pursuant to Section 8.

(cc)	“Term” means the period during which an Option or Stock Appreciation Right may be exercised or the period during which the restrictions placed on a Restricted Stock Unit or Restricted Stock are in effect.

2.2.	Gender and Number. Except when otherwise indicated by context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

3.	Administration.

3.1.	Administration of the Plan. The Plan shall be administered by the Compensation Committee of the Board or such other committee selected by the Board and consisting of two or more members of the Board (the “Committee”). Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Act, or cause an Award not to qualify for treatment as “performance based compensation” under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. The Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Affiliate, and/or to one or more agents.

3.2.	Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to take all actions that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are eligible to be granted Awards under Section 5, to which of such persons, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant

Awards to Participants and determine the terms and conditions of Awards, including the number of Shares subject to Awards, the exercise or exercise price of such Shares, and the circumstances under which Awards become exercisable or vested or are forfeited or expire
, and the extent to which reimbursement to the Company or any Affiliate of any payment of cash or Shares under any Award shall be required
, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors; (iv) to establish and certify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting, and/or ability to retain any Award; (v) to prescribe and amend the terms of Award Agreements or other documents relating to Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 25; (vii) to interpret and construe this Plan, any rules and regulations under this Plan, and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

3.3.	Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan, and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, Beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

4.	Shares Available Under the Plan; Limitation on Awards.

4.1.	Aggregate Limits. Subject to adjustment as provided in Section 25, the aggregate number of Shares issuable pursuant to all Awards under this Plan shall not exceed~~2,000,000~~
3,000,000
 Shares. Awards of Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, and Stock cannot exceed ~~667,000 Shares of the 2,000,000 Shares authorized. Said amounts~~
1,000,000 Shares of the 3,000,000 Shares authorized. Awards of Performance Units that entitle a Participant to a payment only of cash (and not of Stock) shall not reduce the number of Shares available for issuance under the Plan. Shares available for issuance under the Plan may be increased by the number of adjusted Company Shares available for issuance under any equity incentive plan assumed by the Company in connection with a merger or other acquisition but only if and to the extent determined by the Committee in its sole discretion. The Shares issued pursuant to Awards granted under this Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock not reserved for any other purpose.

4.2.	Issuance of Shares. For purposes of this Section 4, the aggregate number of Shares available for Awards under this Plan at any time shall not be reduced by Shares subject to Awards that have been canceled, expired, or forfeited, but shall be reduced by the portion of Awards settled in cash
(other than Awards of Performance Units that entitle a Participant to a payment only of cash and not of Stock)
or withheld in connection with the exercise or settlement of an Award. Net Share counting shall not be used to determine the number of Shares available for Awards, nor shall Shares tendered in connection with the exercise of an Award affect the number of Awards available for issuance under the Plan.

4.3.	Tax Code Limits. No Participant may be awarded in any calendar year Awards covering an aggregate of more than 250,000 Shares, which limits shall be calculated and adjusted pursuant to Section 25 only to the extent that such calculation or adjustment will not affect the status of any Award theretofore issued or that may thereafter be issued as “performance based compensation” under Section 162(m) of the Code. The maximum amount payable pursuant to that portion of a Performance Unit granted under this Plan in any calendar year to any Participant that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall be a dollar amount not to exceed $5,000,000.

5.	Participation. Participation in the Plan shall be limited to Employees, prospective employees, directors or advisors of the Company or an Affiliate selected by the Committee. Options intending to qualify as Incentive Stock Options may only be granted to Employees of the Company or any subsidiary within the meaning of the Code. Participation is entirely at the discretion of the Committee, and is not automatically continued after an initial period of participation.

6.	Performance Shares and Performance Units. An Award of Performance Shares or Performance Units, under the Plan shall entitle the Participant to future payments or Shares or a combination thereof based upon the level of achievement with respect to one or more pre-established performance criteria (including Qualifying Performance Criteria) established for a Performance Cycle.

6.1.	Amount of Award. The Committee shall establish a maximum amount of a Participant’s Award, which amount shall be denominated in Shares in the case of Performance Shares or in dollars in the case of Performance Units.

6.2.	Communication of Award. Each Award Agreement evidencing an Award of Performance Shares or Performance Units shall contain provisions regarding (i) the target and maximum amount payable to the Participant pursuant to the Award, (ii) the performance criteria and level of achievement versus the criteria that shall determine the amount of such payment, (iii) the Performance Cycle as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Award prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Committee.

6.3.	Performance Criteria. Performance criteria established by the Committee shall relate to corporate, group, unit or individual performance, and may be established in terms of earnings, growth in earnings, ratios of earnings to equity or assets, or such other measures or standards determined by the Committee; provided, however, that the performance criteria for any portion of an Award of Performance Shares or Performance Units that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted. Multiple performance targets may be used and the components of multiple performance targets may be given the same or different weighting in determining the amount of an Award earned, and may relate to absolute performance or relative performance measured against other groups, units, individuals or entities.

6.4.	Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Award of Performance Shares or Performance Units on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

6.5.	Payment of Awards. Following the conclusion of each Performance Cycle, the Committee shall determine the extent to which performance criteria have been attained, and the satisfaction of any other terms and conditions with respect to an Award relating to such Performance Cycle. The Committee shall determine what, if any, payment is due with respect to an Award and whether such payment shall be made in cash, Stock or a combination thereof. Payment shall be made in a lump sum or installments, as determined by the Committee at the time the Award is granted, commencing as promptly as practicable following the end of the applicable Performance Cycle, subject to such terms and conditions and in such form as may be prescribed by the Committee. Payment in Stock may be in Restricted Stock or Restricted Stock Units, as determined by the Committee at the time the Award is granted.

6.6.	Termination of Employment. Unless the Committee provides otherwise:

(a)	Due to Death or Disability. If a Participant who is an Employee ceases to be an Employee or if a Participant who is a director ceases to be a director before the end of a Performance Cycle, in either case by reason of death or permanent disability, the Performance Cycle for such Participant for the purpose of determining the amount of Award payable shall end at the end of the calendar quarter immediately preceding the date on which said Participant ceased to be an Employee or director, as the case may be. The amount of an Award payable to a Participant (or the Beneficiary of a deceased Participant) to whom the preceding sentence is applicable shall be paid at the end of the Performance Cycle, and shall be that fraction of the Award computed pursuant to the preceding sentence, the numerator of which is the number of calendar quarters during the Performance Cycle during all of which said Participant was an Employee or director and the denominator of which is the number of full calendar quarters in the Performance Cycle.

(b)	Due to Reasons Other Than Death or Disability. Upon any other termination of employment as an Employee or director of a Participant during a Performance Cycle, participation in the Plan shall cease and all outstanding Awards of Performance Shares or Performance Units to such Participant shall be cancelled.

7.	Restricted Stock Awards. An Award of Restricted Stock under the Plan shall consist of Shares
,
the grant, issuance, retention, vesting and/or transferability of which are subject, during specified periods of time, to such conditions and terms as the Committee deems appropriate. Restricted Stock granted pursuant to the Plan need not be identical, but each grant of Restricted Stock must contain and be subject to the terms and conditions set forth below.

7.1.	Award Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares subject to the Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Restricted Stock as may be determined from time to time by the Committee, (iv) restrictions on the transferability of the Award and (v) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Committee. Shares issued under an Award of Restricted Stock may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

7.2.	Vesting and Lapse of Restrictions. The grant, issuance, retention, vesting and/or settlement of Shares of Restricted Stock shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of Shares of Restricted Stock subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee.

7.3.	Rights as a
StockholderShareholder
. Unless otherwise determined by the Committee, a Participant shall have all voting, dividend, liquidation and other rights with respect to Restricted Stock held by such Participant as if the Participant held unrestricted Stock; provided that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to Sections 7.1, 7.2 and 7.4. Unless the Committee otherwise determines or unless the terms of the applicable Award Agreement or grant provides otherwise, any non-cash dividends or distributions paid with respect to shares of unvested Restricted Stock shall be subject to the same restrictions and vesting schedule as the Shares to which such dividends or distributions relate.

7.4.	Termination of Employment. Unless the Committee provides otherwise:

(a)	Due to Death or Disability. If a Participant who is an Employee ceases to be an Employee or if a Participant who is a director ceases to be a director prior to the lapse of restrictions on Shares of Restricted Stock, in either case by reason of death or permanent disability, all restrictions on Shares of Restricted Stock held for the Participant’s benefit shall immediately lapse.

(b)	Due to Reasons Other Than Death or Disability. Upon any other termination of employment as an Employee or director prior to the lapse of restrictions, participation in the Plan shall cease and all Shares of Restricted Stock held for the benefit of a Participant shall be forfeited by the Participant.

7.5.	Certificates. The Committee may require that certificates representing Shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Affiliate until any restrictions applicable to Shares of Restricted Stock so retained have been satisfied or lapsed. Each certificate issued in respect to an Award of Restricted Stock may, at the election of the Committee, bear the following legend:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the~~2006~~
G&K Services, Inc. Restated
 Equity Incentive Plan
(2010)
 and the Restricted Stock Award. Release from such terms and conditions shall obtain only in accordance with the provisions of the Plan and the Award, a copy of each of which is on file in the office of the Secretary of G&K Services, Inc.”

8.	Stock Awards.

8.1.	Grant. A Participant may be granted one or more Stock Awards under the Plan. Stock Awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee.

8.2.	Rights as a
StockholderShareholder
. A Participant shall have all voting, dividend, liquidation and other rights with respect to Shares issued to the Participant as a Stock Award under this Section 8 upon the Participant becoming the holder of record of the Shares granted pursuant to such Stock Award; provided that the Committee may impose such restrictions on the assignment or transfer of Shares awarded pursuant to a Stock Award as it considers appropriate.

9.	Restricted Stock Units. Restricted Stock Units are Awards denominated in units under which the issuance of Shares is subject to such conditions and terms as the Committee deems appropriate. Restricted Stock Units granted pursuant to the Plan need not be identical, but each grant of Restricted Stock Units must contain and be subject to the terms and conditions set forth below. Restricted Stock Units may be granted without vesting or forfeiture restrictions. Such Restricted Stock Units may also be called “Deferred Stock Units,” in the discretion of the Committee.

9.1.	Award Agreement. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares subject to the Award, if any, and the means of payment, (iii) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Restricted Stock Units as may be determined from time to time by the Committee, (iv) restrictions on the transferability of the Award, and (v) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Committee.

9.2.	Vesting and Lapse of Restrictions. The grant, issuance, retention, vesting and/or settlement of Restricted Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of Restricted Stock Units subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee.

9.3.	Rights as a
StockholderShareholder
.  Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Committee. If an Award of Restricted Stock Units includes dividend equivalents, an amount equal to the dividends that would have been paid if the Restricted Stock Units had been issued and outstanding Shares as of the record date for the dividends shall be paid to the Participant in cash subject to applicable withholding taxes in accordance with the terms of the Award as determined by the Committee, to the extent
consistent with Section 409A of the Code.

9.4.	Termination of Employment. Unless the Committee provides otherwise:

(a)	Due to Death or Disability. If a Participant who is an Employee ceases to be an Employee or if a Participant who is a director ceases to be a director, in either case by reason of the Participant’s death or permanent disability, all restrictions on the Restricted Stock Units of the Participant shall lapse in accordance with the terms of the Award as determined by the Committee.

(b)	Due to Reasons Other Than Death or Disability. For Awards designated Restricted Stock Units by the Committee, if a Participant ceases employment as an Employee or director for any reason other than death or permanent disability, all Restricted Stock Units of the Participant and all rights to receive dividend equivalents thereon shall immediately terminate without notice of any kind and shall be forfeited by the Participant. The forgoing sentence shall not apply to an Award designated as a Deferred Stock Unit by the Committee unless the Committee provides to the contrary in the Award.

10.	Options. The Committee may grant an Option or provide for the grant of an Option, either from time-to-time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals (which may include Qualifying Performance Criteria). Except to the extent provided herein, no Participant (or Beneficiary of a deceased Participant) shall have any rights as a~~stockholder~~
shareholder
with respect to any Shares subject to an Option granted hereunder until said Shares have been issued. Options granted pursuant to the Plan need not be identical, but each Option must contain and be subject to the terms and conditions set forth below.

10.1.	Type of Option; Number of Shares. Each Option shall be evidenced by an Award Agreement identifying the Option represented thereby as an Incentive Stock Option or Non-Qualified Stock Option, as the case may be, and the number of Shares to which the Option applies.

10.2.	Exercise Price. The exercise price under each Option shall be established by the Committee and shall not be less than the Fair Market Value of the Shares subject to the Option on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the Fair Market Value on the date such Option is granted.

10.3.	Exercisability. The Committee shall have the right to make the timing of the ability to exercise any Option subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Committee.

10.4.	Exercise Term. Each Option shall have a Term established by the Committee, provided that no Incentive Stock Option shall be exercisable after ten years from the date of grant.

10.5.	Payment for Shares. The exercise price of the Shares with respect to which an Option is exercised shall be payable at the time of exercise in accordance with procedures established by the Company. The exercise price of any Option may be paid in cash or, to the extent allowed by the Committee, an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery (either physically or by attestation) of previously-owned Shares, or a combination thereof.

10.6.	No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 25), an Option may not be re-priced without ~~stockholder~~
shareholder
approval (including canceling previously awarded Options and re-granting them with a lower exercise price).

10.7.	No Reload Grants. Stock Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option or stock appreciation right.

10.8.	Incentive Stock Options. In the case of an Incentive Stock Option, each Option shall be subject to any terms, conditions and provisions as the Committee determines necessary or desirable in order to qualify the Option as an Incentive Stock Option. Notwithstanding anything to the contrary in this Section 10, in the case of an Incentive Stock Option (a) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% ~~Stockholder~~
Shareholder
”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Common Stock on the date of grant, and the Option must expire within a period of not more than five years from the date of grant, and (b) termination of employment will be deemed to occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its subsidiaries.
Options designated as Incentive Stock Options may not be issued more than ten years after the date that the Plan was adopted, or the date the Plan was approved by shareholders, whichever is later. If this Plan as restated is approved by the shareholders in accordance with Minnesota Statute Section 302A.437, at the next annual meeting, the Plan shall be considered to have been adopted as of the date of the next annual meeting with respect to the number of Shares available for issuance as of that date.
Notwithstanding anything in this Section 10 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and shall be deemed Non-Qualified Stock Options) to the extent that either (i) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Affiliate) exceeds $100,000, taking Options into account in the order in which they were granted, and (ii) such Options otherwise remain exercisable but are not exercised within three months of termination of employment (or such other period of time provided in Section 422 of the Code).

10.9.	Termination of Employment.

(a)	Due to Death or Disability. If a Participant who is an Employee ceases to be an Employee or if a Participant who is a director ceases to be a director in either case by reason of death or permanent disability, each outstanding Option shall become exercisable to the extent and for such period or periods determined by the Committee but not beyond the expiration date of said Option. If a Participant dies before exercising all outstanding Options, the outstanding Options shall be exercisable by the Participant’s Beneficiary.

(b)
Due to Reasons
Other Than Death or Disability. Unless the Committee provides otherwise, upon any other termination of employment as an Employee or director, all rights of the Participant under this Plan shall immediately terminate without notice of any kind.

11.	Stock Appreciation Rights.

11.1.	General. An Award of a Stock Appreciation Right shall entitle the Participant, subject to terms and conditions determined by the Committee to receive upon exercise of the right an amount equal to or otherwise based on the excess of (a) the Fair Market Value of a Share at the time of exercise over (b) the exercise price of the right, as established by the Committee on the date the Award is granted. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with, or as a component of, an Option granted under Section 10, other Awards granted under the Plan or stock options granted under any other Company equity compensation plan (“tandem SARs”) or without reference to other Awards or stock options (“freestanding SARs”). Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. The Committee may provide that the exercise of a tandem SAR will be in lieu of the exercise of the stock option or Award in connection with which the tandem SAR was granted. A tandem SAR may not be exercised at any time when the per Share Fair Market Value of the Shares to which it relates does not exceed the exercise price of the Option associated with the tandem SAR. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 10, and all tandem SARs shall have the same vesting, exercisability, forfeiture and termination provisions as such Award or stock option to which they relate. Subject to the foregoing sentence and the terms of the Plan, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate.

11.2.	Exercise Price. The per Share price for exercise of Stock Appreciation Rights shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Fair Market Value of the Shares subject to the Award on the date of grant; provided, however, that the per Share exercise price with respect to a Stock Appreciation Right that is granted in connection with a merger or other acquisition as a substitute or replacement award for stock appreciation rights held by awardees of the acquired entity may be less than 100% of the Fair Market Value on the date such Award is granted.

11.3.	No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 25), a Stock Appreciation Right may not be re-priced without~~stockholder~~
shareholder
approval (including canceling previously awarded Stock Appreciation Rights and re-granting them with a lower exercise price).

11.4.	No Reload Grants. Stock Appreciation Rights shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option or stock appreciation right.

11.5.	Termination of Employment.

(a)	Due to Death or Disability.

(i)	If a Participant who is an Employee ceases to be an Employee or if a Participant who is a director ceases to be a director, in either case by reason of death or permanent disability, each outstanding freestanding SAR shall become exercisable to the extent and for such period or periods determined by the Committee but not beyond the expiration date of said Stock Appreciation Right.

(ii)	If a Participant who is an Employee ceases to be an Employee or if a Participant who is a director ceases to be a director, in either case by reason of death or permanent disability, each outstanding tandem SAR shall become exercisable to the extent and for such period or periods determined by the Committee but not beyond the expiration date of said Stock Appreciation Right. If a Participant dies before exercising all tandem SARs, the outstanding tandem SARs shall be exercisable by the Participant’s Beneficiary.

(b)
Due to Reasons
Other Than Death or Disability. Unless the Committee provides otherwise, upon any other termination of employment as an Employee or director, all rights of the Participant under this Plan shall immediately terminate without notice of any kind.

11.6	Payment. Upon exercise of a Stock Appreciation Right, payment shall be made in the form of cash, Shares or a combination thereof as determined by the Committee at the time the Award is granted. However, notwithstanding any other provisions of this Plan, in no event may the payment (whether in cash or Stock) upon exercise of a Stock Appreciation Right exceed an amount equal to 100% of the Fair Market Value of the Shares subject to the Stock Appreciation Right at the time of grant.

12.	Other Stock-Based Awards. The Committee, in its sole discretion, may grant or sell Awards of Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

13.	Nontransferability of Rights. Unless the Committee provides otherwise, (i) no rights under any Award will be assignable or transferable and no Participant or Beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under any Award, and (ii) the rights and the benefits of any Award may be exercised and received during the lifetime of the Participant only by the Participant or by the Participant’s legal representative. The Participant may, by completing and signing a written beneficiary designation form which is delivered to and accepted by the Company, designate a beneficiary to receive any payment and/or exercise any rights with respect to outstanding Awards upon the Participant’s death. If at the time of the Participant’s death there is not on file a fully effective beneficiary designation form, or if the designated beneficiary did not survive the Participant, the person or persons surviving at the time of the Participant’s death in the first of the following classes of beneficiaries in which there is a survivor, shall have the right to receive any payment and/or exercise any rights with respect to outstanding Awards:

(a)	Participant’s surviving spouse;

(b)	Equally to the Participant’s children, except that if any of the Participant’s children predecease the Participant but leave descendants surviving, such descendants shall take by right of representation the share their parent would have taken if living;

(c)	Participant’s surviving parents equally;

(d)	Participant’s surviving brothers and sisters equally; or

(e)	The legal representative of the Participant’s estate.

If a person in the class surviving dies before receiving any payment and/or exercising any rights with respect to outstanding Awards (or the person’s share of any payment and/or rights in case of more than one person in the class), that person’s right to receive any payment and/or exercise any rights with respect to outstanding Awards will lapse and the determination of who will be entitled to receive any payment and/or exercise any rights with respect to outstanding Awards will be determined as if that person predeceased the Participant.

14.	Termination of Employment.

14.1.	Transfers of employment between the Company and an Affiliate, or between Affiliates, will not constitute termination of employment for purposes of any Award.

14.2.	Subject to compliance with applicable law, the Committee may specify whether any authorized leave of absence or absence for military or government service or for any other reasons will constitute a termination of employment for purposes of the Award and the Plan.

15.	Change in Control. In the event of a Change in Control after the Effective Date, the Committee may (subject to~~Section~~
Sections
 25 and 30), but shall not be obligated to, (a) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award, (b) cancel Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, and which for Performance Shares and Performance Units may be determined as if the Performance Cycle ended as of the close of the calendar quarter preceding the consummation of the Corporate ~~Transition~~
Transaction
, with a pro rata portion of the Award payable based upon the number of completed calendar quarters in the Performance Cycle, (c) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion, or (d) provide that for a period of at least 30 days prior to the Change in Control, Options or Awards shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Option or Awards shall terminate and be of no further force and effect.

16.	Qualifying Performance-Based Compensation.

16.1.	General. The Committee may specify that all or a portion of any Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code; provided that the performance criteria for any portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time such Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued or the amount paid under an Award may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

16.2.	Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified and determined by the Committee: (a) cash flow, (b) earnings per share of the Company, (c) earnings before interest, taxes and amortization, (d) share price performance, (e) return on capital, (f) return on assets or net assets, (g) revenue, (h) net earnings or net income, (i) operating income or net operating income, (j) operating profit or net operating profit, (k) operating margin or profit margin, (l) return on operating revenue, (m) return on invested capital, (n) market segment share, (o) brand recognition/acceptance, (p) customer satisfaction, (q) return on equity ~~or (r) total stockholder return~~
, (r) total shareholder return, (s) growth in sales, (t) productivity ratios, (u) expense targets, (v) working capital targets, or (w) operating efficiencies
.  The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a Performance Cycle: (i) asset write-down, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in or under provisions under tax laws, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganizations or restructuring programs, and (v) any extraordinary nonrecurring items as described in
FASB Accounting

Standards Codification 255-20, formerly
Accounting Principles Board Opinion No. ~~30~~
30,
 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to ~~stockholders~~
shareholders
for the applicable year. Any Qualifying Performance Criteria must be objectively determinable, must be established by the Committee while the outcome for the Performance Cycle is substantially uncertain and while no more than 90 days, or if less, 25 percent of the number of days in the Performance Cycle have passed, and must otherwise meet the requirements of Section 162(m) of the Code.

17.	Effective Date of the Plan. The Plan was
initially
 adopted by the Board on August 23, 2006,
as the G & K Services, Inc. 2006 Equity Incentive Plan and was approved by the shareholders at their November 16, 2006 annual meeting. The Plan as restated herein, including the increase in the number of Shares available for issuance, was approved by the Board on August 19, 2010, subject to approval of the shareholders ~~of the Company~~ at~~the~~
their
 next annual meeting. If this Plan
as restated
 is not approved by the shareholders in accordance with Minnesota Statute Section 302A.437, at the next annual meeting, ~~this~~
the
 Plan
as restated
 shall be void
, but the Plan as in existence before its restatement shall remain in effect
. The Plan shall remain available for the grant of Awards until all shares available for grant have been awarded and all Awards have been settled. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

18.	Right to Terminate Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate employment of the Participant.

19.	Compliance With Laws; Listing and Registration of Shares. All Awards granted under the Plan (and all issuances of Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine that the listing, registration or qualification of the Shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Award or the issueissuance
or purchase of Shares thereunder, such Award may not be exercised in whole or in part, or the restrictions on such Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

20.	Conditions and Restrictions Upon Securities Subject to Awards. The Committee may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any re-sales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, and (c) restrictions as to the use of a specified brokerage firm for such re-sales or other transfers.

21.	Withholding Taxes. The Company or an Affiliate shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or an Affiliate), including all payments under this Plan, or make other arrangements for the collection of (including through the sale of Shares otherwise issuable pursuant to the applicable Award), all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Award or a disqualifying disposition of Common Stock received upon exercise of an Incentive Stock Option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Award. To the extent specified by the Committee, withholding may be satisfied by withholding Stock to be received upon exercise or vesting of an Award or by delivery to the Company of previously owned Stock. In addition, the Company may reasonably delay the issuance or delivery of Shares pursuant to an Award as it determines appropriate to address tax withholding and other administrative matters.

22.	Deferral of Payments. The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Award of Performance Shares or Performance Units. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of additional tax under Section 409A(1)(B) of the Code. Shares that are allocated after the Effective Date in connection with the deferral of an Award under the Director Deferred Compensation Plan (which includes dividend equivalents that are to be allocated under that plan after the Effective Date in connection with deferrals under the 1996 Director Stock Option Plan) or Shares that are allocated after the Effective Date under any other deferred compensation plan allowing for payment in Shares that refers specifically to this Plan, shall be issued under this Plan. Such issuances shall reduce the number of Shares available for Awards under this Plan.

23.	No Liability of Company. The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, Beneficiary or any other person as to: (a) the non-issuance or sale of Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction over the matter, the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; (b) any tax consequence to any Participant, Beneficiary or other person due to the receipt, exercise or settlement of any Award granted hereunder; or (c) any provision of law or legal restriction that prohibits or restricts the transfer of Shares issued pursuant to any Award.

24.	Amendment, Modification and Termination of the Plan. The Board or Committee may at any time terminate, suspend or modify the Plan, except that the Board or Committee will not, without authorization of the ~~stockholders~~
shareholders
of the Company, effect any change (other than through adjustment for changes in capitalization as provided in Section 25) which will:

(a)	increase the total amount of Stock which may be awarded under the Plan;

(b)	increase the individual maximum limits in Section 4.3;

(c)	change the class of persons eligible to participate in the Plan;

(d)	reduce the exercise price of outstanding Options or Stock Appreciation Rights; or

(e)	otherwise amend the Plan in any manner requiring~~stockholder~~ shareholder approval by law or under listing requirements of any exchange or interdealer quotation system on which the Shares are listed.

No termination, suspension, or modification of the Plan will adversely affect any right acquired by any Participant or any Beneficiary under an Award granted before the date of termination, suspension, or modification, unless otherwise agreed to by the Participant; but, it will be conclusively presumed that any adjustment for changes in capitalization provided for in Section 25 does not adversely affect any right.

25.	Adjustment for Changes in Capitalization.

(a)	In the event that the number of Shares shall be increased or decreased through a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, stock
dividend~~(other than regular, quarterly cash dividends)~~, or otherwise, then each Share that has been authorized for issuance under the Plan, whether such Share is then currently subject to or may become subject to an Award under the Plan, as well as the per share limits set forth in Section 4, shall be appropriately adjusted by the Committee to reflect such increase or decrease, unless the Company provides otherwise under the terms of such transaction. The terms of any outstanding Award shall also be adjusted by the Committee as to price, number of Shares subject to such Award and other terms to reflect the foregoing events.

(b)	In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, whether by reason of a merger, consolidation or otherwise, then the Committee shall, in its sole discretion, determine the appropriate adjustment, if any, to be effected. In addition, in the event of such change described in this~~paragraph,~~
subsection
 the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion. Notwithstanding anything to the contrary herein, any adjustment to Options granted pursuant to this Plan intended to qualify as Incentive Stock Options shall comply with the requirements, provisions and restrictions of the Code, and no change shall be made that would result in the imposition of additional tax under Section 409A(1)(B)
of the Code.

(c)	No right to purchase fractional Shares shall result from any adjustment in Awards pursuant to this Section 25. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole Share. Notice of any adjustment shall be given by the Company to each Participant, which shall have been so adjusted and such adjustment (whether or not notice is given) shall be effective and binding for all purposes of the Plan.

26.	Transferability. Unless the Award Agreement (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution. The Committee may grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable (a) in the case of a transfer without the payment of any consideration, to any “family member” as such term is defined in Section A.1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as such may be amended from time to time, and (b) in any transfer described in clause (i) or (ii) of Section A.1(a)(5) of the General Instructions to Form S-8 under the 1933 Act as amended from time to time, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant to whom it was granted, as modified as the Committee shall determine appropriate, and as a condition to such transfer the transferee shall execute an agreement agreeing to be bound by such terms; provided further, that an Incentive Stock Option may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance that does not qualify under this Section 26 shall be void and unenforceable against the Company.

27.	International Participants. With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.
Notwithstanding the provisions of Sections 10.2 and 11.2, where applicable foreign law requires that a compensatory stock right be priced based upon a specific price averaging method and period, an Award granted in accordance with such applicable foreign law will be treated as meeting the requirements of Section 10.2 or 11.2, provided that the averaging period does not exceed 30 days.

28.	Other Benefit Plans. All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically provides otherwise.

29.	Choice of Law. The Plan shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflicts of laws, and except as otherwise provided in the pertinent Award agreement, any and all disputes between a Participant and the Company or any Affiliate relating to an Award shall be brought only in a state or federal court of competent jurisdiction sitting in Minneapolis, Minnesota.

30.	Section 409A. Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.

G&K SERVICES, INC.
5995 OPUS PARKWAY
MINNETONKA, MN 55343
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK:	M27204-P01015	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

G&K SERVICES, INC.		For	Withhold	For All	To withhold authority to vote for any individual
		All	All	Except	nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE FOR THE FOLLOWING:
		☐	☐	☐
Vote on Directors

1.	Proposal to elect three Class III directors for a term of
three years.

Nominees:

01) John S. Bronson
02) Wayne M. Fortun
03) Ernest J. Mrozek

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	Proposal to approve our Restated Equity Incentive Plan (2010).					☐	☐	☐

3.	Proposal to ratify the appointment of Ernst & Young LLP, Independent Registered Public Accounting Firm, as our independent auditors for fiscal 2011.					☐	☐	☐

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.

(Shareholder must sign exactly as the name appears above. When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. Both joint tenants must sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on November 4, 2010. The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M27205-P01015

G&K SERVICES, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
November 4, 2010
          The undersigned, a shareholder of G&K Services, Inc. hereby appoints Douglas A. Milroy and Jeffrey L. Cotter, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the annual shareholders’ meeting of G&K Services, Inc. to be held at our corporate headquarters, 5995 Opus Parkway, Minnetonka, Minnesota 55343, on Thursday, November 4, 2010 at 10:00 a.m. Central Daylight Time, and at any and all adjournments and postponements thereof, with all the powers which the undersigned would possess if personally present.
          The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Shareholders.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
          When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director, FOR approval of our Restated Equity Plan (2010), FOR ratification of the appointment of auditors and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponement or adjournment thereof.
(Continued, and TO BE COMPLETED AND SIGNED, on the reverse side)